Exhibit 10.2
FORMATION AGREEMENT
by and among
GREIF, INC.
and
GREIF INTERNATIONAL HOLDING SUPRA C.V.
and
NATIONAL SCIENTIFIC COMPANY LIMITED
and
DABBAGH GROUP HOLDING COMPANY LIMITED
dated as of JUNE 14, 2010

FORMATION AGREEMENT
THIS FORMATION AGREEMENT (this Agreement), dated as of June 14, 2010, is made and entered into
AMONG:
(1)	GREIF, INC., a corporation formed under the laws of Delaware (Greif Parent), solely for the purpose of the obligations set forth in Section 4.4 (Confidentiality) and Section 7 (Miscellaneous);
(2)	GREIF INTERNATIONAL HOLDING SUPRA C.V., a limited partnership formed under the laws of the Netherlands (Greif);
(3)
DABBAGH GROUP HOLDING COMPANY LIMITED, a corporation formed under the laws of Saudi Arabia (Dabbagh Parent), solely for the purpose of the obligations set forth in Section 4.7 (Compliance with Laws), Section 4.4 (Confidentiality) and Section 7 (Miscellaneous); and

(4)	NATIONAL SCIENTIFIC COMPANY LIMITED, a limited liability company formed under the laws of Saudi Arabia (NSC).
WHEREAS:
(A)
Greif is engaged, directly and indirectly, in the business of producing industrial packaging products, such as steel, fibre and plastic drums, intermediate bulk containers, closure systems for industrial packaging products, certain transit protection products, and polycarbonate water bottles, and services, such as blending, filling and other packaging services, logistics and warehousing. NSC is engaged, directly and indirectly, in the business of wholesale and retail trading of human and veterinary medicine, chemicals, medical equipment, scientific equipment, scientific instruments, laboratory equipment and furniture, and providing maintenance and installation services for such equipment.

(B)
Since 2007, Greif (indirectly through its portfolio company Greif International Holding B.V.) and an Affiliate of Dabbagh Parent, Petromin Corporation, have been participating in a fifty-one percent-forty-nine percent (51%/49%) joint venture called Greif Saudi Arabia Ltd.

(C)
Greif and NSC regard each other as valuable partners and wish to expand their relationship by participating in a new joint venture that will engage in the Polywoven Industrial Packaging Business (as defined herein).

(D)	Greif and NSC desire to locate polywoven fabric manufacturing in Saudi Arabia and possibly other countries.
(E)
Greif wishes to contribute capital and the Greif Brand, Channel and Expertise (as defined herein) and NSC wishes to contribute capital and KSA Expertise and Support (as defined herein) to newly-formed entities in accordance with the provisions of this Agreement and the other Transaction Documents (as defined herein), and to create cross-ownership in each of these entities and joint management in a manner that will promote long-term cooperation, growth, coordination and synergies among such entities as provided herein (the Global Alliance).

(F)
The Global Alliance will benefit from Greif’s expertise, know-how and branding and NSC’s access to capital, proven record of successful asset management and understanding of the Saudi Arabian market and regional business environment, local knowledge and local presence.

(G)	Greif and NSC intend to make certain strategic acquisitions of businesses that are engaged in the Polywoven Industrial Packaging Business through the Global Alliance.
(H)
Greif and NSC intend that the Global Alliance will provide highly competitive services and products in the Polywoven Industrial Packaging Business more cost effectively, more efficiently and more rapidly than they each could provide alone.

(I)
Greif and NSC intend that the Global Alliance will be a fifty percent-fifty percent (50%/50%) joint venture between Greif and NSC in all respects notwithstanding the Ownership Interests (as defined herein) in individual Global Alliance Entities and that all of the Global Alliance Entities will be operated in a transparent and operationally efficient manner.

(J)
In furtherance of the objectives set forth above, Greif Parent, Greif, Dabbagh Parent and NSC desire to enter into this Agreement and the other Transaction Documents to govern the ongoing operation of the Global Alliance. Certain terms used in this Agreement and the other Transaction Documents shall have the meanings ascribed to such terms in Annex 1. The Annexes, Schedules and Exhibits to this Agreement are all integral parts of this Agreement.

NOW, THEREFORE, each of Greif Parent, Greif, Dabbagh Parent and NSC, intending to be legally bound to the extent provided in this Agreement, hereby agree as follows:
1.	FORMATION OF THE GLOBAL ALLIANCE

1.1	Purpose and Scope; Commitments
(a)	Purpose and Scope of the Global Alliance
Each of Greif and NSC agree to establish the Global Alliance in accordance with the corporate structure chart attached as Exhibit 1, and the Transaction Documents for the purpose of establishing a Polywoven Industrial Packaging Business as provided herein throughout the world through cross-ownership of entities and the coordination of activities and cooperation among such entities. Following the consummation of the Transactions, the parties shall conduct the Polywoven Industrial Packaging Business globally through Greif HoldCo and Dabbagh HoldCo and their three (3) principal subsidiaries, ChannelCo, AssetCo and KSA Hub, and the parties shall contribute their respective expertise and access on an ongoing basis to these entities.
(b)	Commitments of Greif
(i)
General Commitment. Greif shall use, and shall cause each of its Affiliates to use, commercially reasonable efforts to provide the Global Alliance with access to expertise, know-how and branding, as well as access to Greif customer relationships.

(ii)	Specific Commitment. As of the Closing, and upon the reasonable request of the relevant Global Alliance Entity, Greif shall provide such Global Alliance Entity with the following:
(A)	a commitment to fund Greif’s Capital Contribution (as defined in Section 4.3(a)) in accordance with the Strategic Plan;
(B)	management support to conduct the Polywoven Industrial Packaging Business through such Global Alliance Entity;
(C)
its commercially reasonable efforts to make qualified personnel available to such Global Alliance Entity on a permanent or temporary basis and provide technical and other services to such Global Alliance Entity on an arms length basis in accordance with the terms of the Shared Services Agreement;

(D)	support with regard to mergers and acquisitions in connection with acquiring the Acquired Businesses by such Global Alliance Entity;
(E)	access to Greif’s name and the Greif Business System through the IP License Agreement; and
(F)	access to Greif’s customer relationships, distribution network, sales infrastructure and shared services.
(c)	Commitments of NSC
(i)
General Commitment. NSC shall use, and shall cause each of its Affiliates to use, commercially reasonable efforts to provide the Global Alliance with the benefit of NSC’s understanding of the Saudi Arabian market and regional business environment, local knowledge and local presence.

(ii)	Specific Commitment. As of the Closing, and upon the reasonable request of the relevant Global Alliance Entity, NSC shall provide such Global Alliance Entity with the following:
(A)	a commitment to fund NSC’s Capital Contribution (as defined in Section 4.3(a)) in accordance with the Strategic Plan;
(B)	assistance in obtaining permits and approvals for the construction of KSA Hub;
(C)	expertise in obtaining the most favorable terms for resin, land, energy, labor and building;

(D)	services of NSC portfolio companies as needed; and
(E)	support in recruiting and training employees of such Global Alliance Entity.

1.2	Formation of the Global Alliance Entities
(a)	Pre-Closing
Subject to the provisions of this Agreement and the other Transaction Documents:
(i)
Dabbagh Parent and NSC will form Gulf Packaging Industrial Co. as a new Saudi limited liability company (Dabbagh HoldCo) with capital of SR 1,000,000 of which one hundred percent (100%) will be initially held by Dabbagh Parent and NSC;

(ii)	Greif and Greif Capital B.V. will form Pinwheel General Partnership as a new Bermuda general partnership (Greif HoldCo);
(iii)
Greif, through its Affiliate Greif Capital B.V., will form Pinwheel Holding Spain, S.L. as a new Spanish limited liability company (Greif Spain HoldCo) and Greif Capital B.V. shall contribute 3,006.00 Euros to Pinwheel Holding Spain, S.L. in exchange for all of the economic and voting interests in Pinwheel Holding Spain, S.L.;

(iv)
Greif, through its Affiliate Greif Capital B.V., has incorporated Pinwheel Trading Holding B.V. as a new Dutch limited liability Company (besloten vennootschap) (ChannelCo), Greif Capital B.V. has transferred 100 percent (100%) of the economic and voting interests in ChannelCo to Greif HoldCo and Greif HoldCo will transfer at Closing forty-nine percent (49%) of the economic and voting interests (shares) in ChannelCo to Dabbagh HoldCo for a purchase price per share equal to the nominal value (EUR10) of such share (the ChannelCo Formation);

(v)
Greif, through its Affiliate Greif Capital B.V., has incorporated Pinwheel Asset Holding B.V. as a new as a new Dutch limited liability Company (besloten vennootschap) (AssetCo), Greif Capital B.V. has transferred 100 percent (100%) of the economic and voting interests in AssetCo to Greif HoldCo and Greif HoldCo will transfer at Closing fifty-one percent (51%) of the economic and voting interests (shares) in AssetCo to Dabbagh HoldCo for a purchase price per share equal to the nominal value (EUR10) of such share (the AssetCo Formation);

(vi)
Each of Greif and NSC shall cause ChannelCo and AssetCo and KSA Hub to form new Subsidiaries as needed in connection with any acquisition of Acquired Businesses (each, a Global Alliance Subsidiary). Each Global Alliance Subsidiary shall be Wholly-Owned by either ChannelCo or AssetCo or KSA Hub. Each of Greif and NSC shall cause each Global Alliance Subsidiary (as and when formed) to be established and operated in accordance with Constituent Documents that are consistent with the Constituent Documents of the parent entity of such Global Alliance Subsidiary. Each of Greif and NSC shall cause each Global Alliance Subsidiary (as and when formed) to be managed exclusively by or under the direction of a Board of Directors designated by the parent entity of such Global Alliance Subsidiary; and

(b)	Post-Closing
Dabbagh HoldCo and Greif Spain HoldCo will use their respective commercially reasonable efforts to jointly license, form and register as soon as reasonably practicable after the date hereof, but in any event within four (4) months after the date hereof, KSA Hub as a new Saudi limited liability company (KSA Hub), with share capital of SR1,000,000 in which Dabbagh HoldCo shall hold fifty-one percent (51%) of the economic and voting interests and Greif Spain HoldCo shall hold forty-nine percent (49%) of the economic and voting interests (the KSA Hub Formation).
1.3	Transaction Documents
Each Global Alliance Entity will be established and operated in accordance with this Agreement, its Constituent Documents (as more fully described below) and each of the other documents and agreements described below (together with this Agreement, the Transaction Documents):
(a)	Constituent Documents:
(i)	the Constituent Documents for Dabbagh HoldCo (Dabbagh HoldCo Constituent Documents) in the form agreed upon in writing by the parties;
(ii)	the Constituent Documents for Greif HoldCo (Greif HoldCo Constituent Documents) in the form agreed upon in writing by the parties;
(iii)	the Constituent Documents for Greif Spain HoldCo (Greif Spain HoldCo Constituent Documents) in the form agreed upon in writing by the parties;
(iv)	the Constituent Documents for ChannelCo (the ChannelCo Constituent Documents) in the form agreed upon in writing by the parties;
(v)	the Constituent Documents for AssetCo (the AssetCo Constituent Documents) in the form agreed upon in writing by the parties; and
(vi)	the Constituent Documents for KSA Hub (the KSA Hub Constituent Documents) in in the form agreed upon in writing by the parties.
(b)	Joint Venture Documents:
(i)	the Joint Venture Agreement in the form of Exhibit 2; and
(ii)	the Shared Services Agreement in the form agreed upon in writing by the parties.
(c)	Operational Documents:
(i)	the Supply Agreement in the form agreed upon in writing by the parties;
(ii)	the IP License Agreement in the form agreed upon in writing by the parties; and
(iii)	the Initial Strategic Plan in the form agreed upon in writing by the parties.

2.	CLOSING

2.1	The Closing
(a)
Location; Time. The transactions described in Section 2.1(b) shall take place at or prior to a closing (the Closing) at a location to be mutually agreed upon by each of Greif and NSC, and shall be effective as of 12:01 a.m., local time in New York, New York, five Business Days after the fulfillment (or waiver) of the conditions set forth in Section 2.2 and Section 2.3 (except for such conditions that are to be fulfilled concurrently with the Closing, but subject to the satisfaction of such conditions) or at such other date and time as each of Greif and NSC may agree in writing. At the Closing, upon the terms and subject to the conditions set forth herein, each of Greif and NSC will and will cause its Affiliates to take the actions described in Section 2.1(b) and Section 2.2 and execute and deliver such other instruments and take all such other reasonable actions as are necessary to consummate the Transactions contemplated by the Transaction Documents to be consummated by it and its Affiliates at or prior to the Closing.

(b)
Items to Be Delivered and Actions to Be Taken in Connection with the Closing. At or prior to the Closing and subject to the terms and conditions herein contained, each of Greif and NSC shall, and shall cause their respective Affiliates to, deliver the documents and take the actions described in this Section 2.1(b) (the Closing Date Transactions) to the extent not previously completed. Each of Greif and NSC acknowledge and agree that all such actions shall be deemed to be taken in the order set forth in this Section 2.1(b) prior to the Closing if the Closing is consummated, but that if the Closing is not promptly consummated, such actions shall be rescinded and rendered null and void and of no effect and all necessary steps will promptly be taken to cancel all licenses and approvals issued for the Global Alliance Entities, withdraw all pending applications for such licenses and approvals and refund all contributions of capital.

(i)	Dabbagh Parent shall form Dabbagh HoldCo and shall take the actions described in Section 1.2(a)(i).
(ii)	Greif and Greif Capital B.V. shall form Greif HoldCo and shall take the actions described in Section 1.2(a)(ii).
(iii)	Greif HoldCo shall form Greif Spain HoldCo and shall take the actions described in Section 1.2(a)(iii).
(iv)	Greif shall cause its Affiliates to take the actions described in Section 1.2(a)(iv).
(v)	Greif shall cause its Affiliates to take the actions described in Section 1.2(a)(v).
(vi)
At Closing, each of Greif and NSC shall (A) provide the funding commitments to fund their respective Capital Contributions, as described in Section 4.3 and that are required to be made at the Closing and (B) reimburse the other for fifty percent (50%) of the Acquired Business Costs and any Transaction Costs that are incurred by the other or its Affiliates in connection with this Agreement or the other Transaction Documents.

(vii)
Each of Greif and NSC shall cause ChannelCo, AssetCo or KSA Hub (as the case may be) to take any of the actions set forth in Section 1.2(a)(vi) as they reasonably determine, with effect from and after the Closing.

(viii)
Each of Greif, Dabbagh Parent and NSC and (to the extent contemplated by the Transaction Documents) each Global Alliance Entity shall execute and deliver each of the other Transaction Documents and the other agreements, certificates and documents and instruments referred to in Section 1 and this Section 2 required to be delivered at the Closing.

2.2	Conditions to Greif’s Obligations to Consummate the Closing
The obligations of Greif and its Affiliates to take the actions described in Section 2.1 and to consummate the Closing and otherwise to consummate the Transactions are subject to the fulfillment to the satisfaction of Greif, as of the Closing, of the following conditions:
(a)
Accuracy of Representations and Warranties. The representations and warranties made by NSC and its Affiliates in each Transaction Document to which they are a party or made in writing pursuant thereto shall be true and correct (without any reference to materiality or Material Adverse Effect) on and as of the Closing as if made on and as of the Closing (except for such representations and warranties that expressly relate to an earlier date, which shall be true and correct (without any reference to materiality or Material Adverse Effect) on and as of such earlier date), in each case, except for such failures to be true and correct as would not, individually or in the aggregate, have a Material Adverse Effect on NSC or Dabbagh Parent.

(b)
Performance of Obligations. NSC and its Affiliates shall have performed or complied in all material respects with their respective covenants and agreements contained herein and in the other Transaction Documents required to be performed or complied with by them on or prior to the Closing.

(c)	No Material Adverse Effect. Since the date of this Agreement, there shall have been no Material Adverse Effect on NSC or Dabbagh Parent.
(d)
No Proceedings. (i) No Governmental Order shall be in existence that restrains, prohibits, or prevents the consummation of the Transactions or materially changes the terms of the Transactions, and (ii) no Proceeding shall be pending or threatened that presents a substantial possibility of restraining, prohibiting, preventing or materially changing, the terms of the Transactions, or resulting in material damages to, or imposing a Burdensome Condition upon, either of Greif or NSC or their respective Affiliates in connection with the Transactions.

(e)
Governmental Approvals. All Governmental Approvals, including approvals required to be obtained to consummate the Closing Date Transactions shall have been obtained, and all applicable pre-consummation waiting periods shall have expired, except for such Governmental Approvals and waiting periods the failure of which to obtain or satisfy would not, individually or in the aggregate, be reasonably likely to impose a Burdensome Condition on a party, ChannelCo, AssetCo or KSA Hub or materially and adversely affect the ability of a party to perform its obligations hereunder or under the other Transaction Documents.

(f)	Transaction Documents. Each of the Transaction Documents to be executed by NSC and its Affiliates shall have been executed and delivered in escrow in a manner acceptable to Greif.

(g)
Delivery of Certificates. NSC shall have delivered to Greif such certificates or documents (A) as may be reasonably necessary to evidence the satisfaction in all material respects of the conditions to Closing; (B) certifying that attached thereto is a true and complete copy of the Dabbagh HoldCo Constituent Documents, the KSA Hub Constituent Documents, the Supply Agreement, the Initial Strategic Plan and the Joint Venture Compliance Policy; and (C) certifying the identity of the owners of NSC and Dabbagh Holdco.

(h)
Joint Venture Compliance Policy. NSC shall have formally adopted and agreed to implement the Global Alliance compliance policy and procedures to be applicable to (i) the Global Alliance, the Global Alliance Entities, the Global Alliance Subsidiaries, and (ii) Greif, NSC, their Affiliates and their respective directors, officers, employees and agents with respect to Greif, the Global Alliance, the Global Alliance Entities and the Global Alliance Subsidiaries in the form agreed upon by the parties (the Joint Venture Compliance Policy).

2.3	Conditions to NSC’s Obligations to Consummate the Closing
The obligations of NSC and its Affiliates to take the actions described in Section 2.1 and to consummate the Closing and otherwise to consummate the Transactions are subject to the fulfillment to the satisfaction of NSC, as of the Closing, of the following conditions:
(a)
Accuracy of Representations and Warranties. The representations and warranties made by Greif and its Affiliates in each Transaction Document to which they are a party or made in writing pursuant thereto shall be true and correct (without any reference to materiality or Material Adverse Effect) on and as of the Closing as if made on and as of the Closing (except for such representations and warranties that expressly relate to an earlier date, which shall be true and correct (without any reference to materiality or Material Adverse Effect) on and as of such earlier date), in each case, except for such failures to be true and correct as would not, individually or in the aggregate, have a Material Adverse Effect on Greif or Greif Parent.

(b)
Performance of Obligations. Greif and its Affiliates shall have performed or complied in all material respects with their respective covenants and agreements contained herein and in the other Transaction Documents required to be performed or complied with by them on or prior to the Closing.

(c)	No Material Adverse Effect. Since the date of this Agreement, there shall have been no Material Adverse Effect on Greif or Greif Parent.
(d)
No Proceedings. (i) No Governmental Order shall be in existence that restrains, prohibits, or prevents the consummation of the Transactions or materially changes the terms of the Transactions, and (ii) no Proceeding shall be pending or threatened that presents a substantial possibility of restraining, prohibiting, preventing or materially changing, the terms of the Transactions, or resulting in material damages to, or imposing a Burdensome Condition upon, either of Greif or NSC or their respective Affiliates in connection with the Transactions.

(e)
Governmental Approvals. All Governmental Approvals, including approvals required to be obtained to consummate the Closing Date Transactions shall have been obtained, and all applicable pre-consummation waiting periods shall have expired, except for such Governmental Approvals and waiting periods the failure of which to obtain or satisfy would not, individually or in the aggregate, be reasonably likely to impose a Burdensome Condition on a party, ChannelCo, AssetCo or KSA Hub or materially and adversely affect the ability of a party to perform its obligations hereunder or under the other Transaction Documents.

(f)	Transaction Documents. Each of the Transaction Documents to be executed by Greif and its Affiliates shall have been executed and delivered in escrow in a manner acceptable to NSC.
(g)
Delivery of Certificates. Greif shall have delivered to NSC such certificates or documents (A) as may be reasonably necessary to evidence the satisfaction in all material respects of the conditions to Closing; (B) certifying that attached thereto is a true and complete copy of the Greif HoldCo Constituent Documents, the Greif Spain HoldCo Constituent Documents, the ChannelCo Constituent Documents, the AssetCo Constituent Documents, the Supply Agreement, the Initial Strategic Plan, the Joint Venture Compliance Policy, Greif’s Global Transfer Pricing Policy and the Greif Business System; and (C) certifying the identity of the owners of Greif and Greif Holdco.

(h)
Joint Venture Compliance Policy. Greif shall have formally adopted and agreed to implement the Joint Venture Compliance Policy to be applicable to (i) the Global Alliance, the Global Alliance Entities, the Global Alliance Subsidiaries, and (ii) Greif, NSC, their Affiliates and their respective directors, officers, employees and agents with respect to Greif, the Global Alliance, the Global Alliance Entities and the Global Alliance Subsidiaries in the form agreed upon by the parties.

2.4	Covenants Pending the Closing
Each of Greif and NSC covenant and agree to take the following actions between the date of this Agreement and the Closing Date:
(a)	Compliance with Laws.
(i)
Each of Greif and NSC and their respective Affiliates shall comply with all applicable Laws, the noncompliance with which might materially affect the Greif Brand, Channel and Expertise or KSA Expertise and Support.

(ii)	Neither Greif nor NSC nor any of their respective Affiliates shall take any action that would, if the Closing had occurred, violate Section 4.7.
(b)
Update Schedules. Each of Greif and NSC shall promptly disclose to each other any information contained in its representations and warranties or the Schedules that is incomplete or is no longer correct as of all times after the date hereof until the Closing; provided, however, that none of such disclosures shall be deemed to modify, amend or supplement the representations and warranties of either Greif or NSC or the schedules hereto for the purposes of Section 2.2, unless (i) with respect to disclosures made by NSC, Greif shall have consented thereto in writing, and (ii) with respect to disclosures made by Greif, NSC shall have consented thereto in writing.

(c)
Fulfilment of Conditions. Each of Greif and NSC shall use its commercially reasonable efforts and shall cause its respective Affiliates to use its commercially reasonable efforts to ensure that the conditions to the Closing set forth herein to be satisfied by it are satisfied on or prior to the Closing and that its representations and warranties are true, complete, correct and accurate in all material respects at the Closing.

(d)
Books and Records. Each of Greif and NSC shall, and shall cause its respective Affiliates to, continue to maintain its and its respective Affiliates’ books, accounts and records relating to Greif Brand, Channel and Expertise or KSA Expertise and Support, as the case may be, to be transferred to a Global Alliance Entity in the usual, regular and ordinary manner on a basis consistent with prior years and periods, except as required by applicable Law or applicable GAAP, as the case may be.

2.5	Termination Prior to the Closing
This Agreement may be terminated at any time prior to the Closing:
(a)
Impossibility. By any party if it has become impossible to satisfy any material condition precedent to its obligations under this Agreement or any other Transaction Document related to the Closing, provided that if such condition precedent has become impossible to satisfy as a result of the failure of (i) Greif or any of its Affiliates to take any reasonable action or perform its obligations under this Agreement or any other Transaction Document, then Greif and Greif Parent may not exercise such right, and (ii) NSC or any of its Affiliates to take any reasonable action or perform its obligations under this Agreement or any other Transaction Document, then NSC and Dabbagh Parent may not exercise such right.

(b)	Mutual Consent. By consent in writing executed by each party.
(c)
Termination Date. By Greif if the Closing has not occurred within one hundred and eighty (180) calendar days after the date of this Agreement through no fault of Greif or its Affiliates; and by NSC if the Closing has not occurred within one hundred and eighty (180) calendar days after the date of this Agreement through no fault of NSC or its Affiliates.

2.6	Survival of Certain Terms
If this Agreement is terminated pursuant to Section 2.5, this Agreement shall forthwith cease to have effect between Greif, NSC, Greif Parent and Dabbagh Parent and all further obligations of each of Greif, NSC, Greif Parent and Dabbagh Parent shall terminate without further Liability, except that the covenants and agreements contained in Section 2.4 shall survive for a period of six (6) months following such termination, except as may be otherwise specified herein and subject to applicable Law. No party may bring a claim for breach of any such covenant or agreement after such survival period.
3.	REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties of Greif
Unless otherwise stated, Greif hereby represents and warrants to NSC, as of the date of this Agreement and as of the Closing Date, that except as set forth on a Schedule delivered by Greif concurrently with the execution and delivery of this Agreement (for the purpose of this Section 3.1, any terms that are defined in this Section 3.1 shall apply only to Greif and its Affiliates):
(a)	Organization and Standing.
(i)
Greif Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and is qualified to do business as a foreign corporation in any jurisdiction where the failure to be so qualified would have a Material Adverse Effect on Greif Parent, and Greif Parent has all requisite corporate power and corporate authority necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted.

(ii)
Greif is a limited partnership duly organized and validly existing under the Laws of the Netherlands, and Greif has all requisite corporate power and corporate authority necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted.

(b)
Authorization; Validity. Greif and each of its applicable Affiliates have all requisite corporate power and corporate authority to enter into and perform their obligations under this Agreement and to consummate the Transactions to be consummated by them, as applicable. Greif and each of its applicable Affiliates have or will have at the Closing Date, all requisite corporate power and corporate authority to enter into and perform their obligations under the other Transaction Documents to which they are a party and to consummate the Transactions to be consummated by them. The execution, delivery and performance by Greif and Greif Parent of this Agreement has been, and the execution, delivery and performance by Greif and each of its applicable Affiliates of the other Transaction Documents to which they are a party and the consummation by Greif and each of its applicable Affiliates of the Transactions to be consummated by them have been or at the Closing Date, will have been, duly authorized by all necessary corporate action on the part of Greif and each of its applicable Affiliates. This Agreement has been, and the other Transaction Documents to which Greif and each of its Affiliates are a party, have been or at the Closing Date, will have been, duly executed and delivered by Greif and each of its Affiliates, as applicable. This Agreement constitutes, and the other Transaction Documents to which Greif or any of its Affiliates is a party will constitute, legal, valid and binding obligations of Greif or such Affiliate, as applicable, enforceable against it or them in accordance with (i) their respective terms and (ii) the applicable Law to which they are expressed to be subject.

(c)
No Conflicts. The execution, delivery and performance by Greif and each of its applicable Affiliates of this Agreement do not, and the execution, delivery and performance by Greif and each of its Affiliates of the other Transaction Documents to which it is a party, the consummation of the Transactions to be consummated by it and the compliance with the terms of the Transaction Documents to which it is a party will not, conflict with, result in any violation of or default (with or without notice or lapse of time or both) under, give rise to a right of termination, cancellation or acceleration of any obligation (in each case by any third party) or to the loss of any benefit under, or result in or require the creation, imposition or extension of any Encumbrance upon any of its properties or assets under (i) any provision of the Constituent Documents of Greif or any of its applicable Affiliates or (ii) any Judgment, Injunction, applicable Law or Contract to which Greif or any of its applicable Affiliates is a party or by which they or any of their properties is bound (except, with respect to clause (ii), for such conflicts, violations, defaults, rights or losses that, individually or in the aggregate, would not have a Material Adverse Effect on Greif or Greif Parent, such that Greif or its Affiliates, as applicable, would not be able to perform in all material respects its obligations under this Agreement and the other Transaction Documents to which it is a party in accordance with their respective terms). To the knowledge of Greif, except for filing with the competition authorities in Pakistan and the Ukraine, no Third Party Approval and no Governmental Approval is required to be obtained or made by Greif or any of its Affiliates in connection with the execution, delivery and performance of this Agreement and the Transactions contemplated by this Agreement, except for Third Party Approvals or Governmental Approvals the absence of which, individually or in the aggregate, would not have a Material Adverse Effect on Greif or Greif Parent, such that Greif or its Affiliates, as applicable, would not be able to perform in all material respects its obligations under this Agreement and the other Transaction Documents to which it is a party in accordance with its terms.

(d)	Legal Proceedings and Compliance with Laws.
(i)	Litigation. There are no material Proceedings pending or, to Greif’s knowledge, threatened against or relating to it or Greif Parent.
(ii)
Compliance with Laws. There has been no Default by Greif or its Affiliates under any Laws applicable to it and Greif or any of its Affiliates has not received any notices from any Governmental Authority or third party regarding any alleged Defaults applicable to Greif or any of its Affiliates under any Laws, except for Defaults the existence of which has not had, or would not reasonably be expected to have, a material adverse effect on Greif or Greif Parent, or, if such Default were to be continuing, the Global Alliance. Greif and its Affiliates (which Affiliates are directly or indirectly engaged in the Polywoven Industrial Packaging Business) would be in full compliance with Section 4.7 hereof if such section were in effect on the date hereof.

(iii)	Governmental Permits.
(A)
Greif has obtained and is in compliance with all Governmental Approvals relating to it, that are required for its operations, except for any failure to obtain or non-compliance that would not have a Material Adverse Effect on Greif. All of such Governmental Approvals are currently valid and in full force and Greif has filed such timely and complete renewal applications as may be required with respect to such Governmental Approvals. To the knowledge of Greif, no revocation, cancellation or withdrawal thereof has been threatened.

(B)
Greif Parent has obtained and is in compliance with all Governmental Approvals relating to it, that are required for its operations, except for any failure to obtain or non-compliance that would not have a Material Adverse Effect on Greif Parent. All of such Governmental Approvals are currently valid and in full force and Greif Parent has filed such timely and complete renewal applications as may be required with respect to such Governmental Approvals. To the knowledge of Greif Parent, no revocation, cancellation or withdrawal thereof has been threatened.

(e)
No Other Warranties. Except for the representations and warranties expressly set forth in this Agreement, there are no other warranties (INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF HABITABILITY, MERCHANTABILITY OR WARRANTY FOR A PARTICULAR PURPOSE), express or implied.

3.2	Representations and Warranties of NSC
Unless otherwise stated, NSC hereby represents and warrants to Greif as of the date of this Agreement and as of the Closing Date, that, except as set forth on a Schedule delivered by NSC concurrently with the execution and delivery of this Agreement (for the purpose of this Section 3.2, any terms that are defined in this Section 3.2 shall apply only to NSC and its Affiliates):
Organization and Standing.
(i)
NSC is a corporation duly organized, validly existing and in good standing under the Laws of Saudi Arabia and is qualified to do business as a foreign corporation in any jurisdiction where the failure to be so qualified would have a Material Adverse Effect on NSC, and NSC has all requisite corporate power and corporate authority necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted.

(ii)
Dabbagh Parent is a corporation duly organized, validly existing and in good standing under the Laws of Saudi Arabia and is qualified to do business as a foreign corporation in any jurisdiction where the failure to be so qualified would have a Material Adverse Effect on Dabbagh Parent, and Dabbagh Parent has all requisite corporate power and corporate authority necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted.

(iii)
As of the Closing Date, Dabbagh HoldCo is a corporation duly organized, validly existing and in good standing under the Laws of Saudi Arabia and is qualified to do business as a foreign corporation in any jurisdiction where the failure to be so qualified would have a Material Adverse Effect on Dabbagh HoldCo, and Dabbagh HoldCo has all requisite corporate power and corporate authority necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted.

Authorization; Validity. NSC and each of its applicable Affiliates have all requisite corporate power and corporate authority to enter into and perform their obligations under this Agreement and to consummate the Transactions to be consummated by them, as applicable. NSC and each of its applicable Affiliates have or will have at the Closing Date, all requisite corporate power and corporate authority to enter into and perform their obligations under the other Transaction Documents to which they are a party and to consummate the Transactions to be consummated by them. The execution, delivery and performance by NSC and Dabbagh Parent of this Agreement has been, and the execution, delivery and performance by NSC and each of its applicable Affiliates of the other Transaction Documents to which they are a party and the consummation by NSC and each of its applicable Affiliates of the Transactions to be consummated by them have been or at the Closing Date, will have been, duly authorized by all necessary corporate action on the part of NSC and each of its applicable Affiliates. This Agreement has been, and the other Transaction Documents to which NSC and each of its Affiliates are a party, have been or at the Closing Date, will have been, duly executed and delivered by NSC and each of its Affiliates, as applicable. This Agreement constitutes, and the other Transaction Documents to which NSC or any of its Affiliates is a party will constitute, legal, valid and binding obligations of NSC or such Affiliate, as applicable, enforceable against it or them in accordance with (i) their respective terms and (ii) the applicable Law to which they are expressed to be subject.

No Conflicts. The execution, delivery and performance by NSC and each of its applicable Affiliates of this Agreement do not, and the execution, delivery and performance by NSC and each of its Affiliates of the other Transaction Documents to which it is a party, the consummation of the Transactions to be consummated by it and the compliance with the terms of the Transaction Documents to which it is a party will not, conflict with, result in any violation of or default (with or without notice or lapse of time or both) under, give rise to a right of termination, cancellation or acceleration of any obligation (in each case by any third party) or to the loss of any benefit under, or result in or require the creation, imposition or extension of any Encumbrance upon any of its properties or assets under (i) any provision of the Constituent Documents of NSC or any of its applicable Affiliates or (ii) any Judgment, Injunction, applicable Law or Contract to which NSC or any of its applicable Affiliates is a party or by which they or any of their properties is bound (except, with respect to clause (ii), for such conflicts, violations, defaults, rights or losses that, individually or in the aggregate, would not have a Material Adverse Effect on NSC or Dabbagh Parent, such that NSC or its Affiliates, as applicable, would not be able to perform in all material respects its obligations under this Agreement and the other Transaction Documents to which it is a party in accordance with their respective terms and would not have a Material Adverse Effect on NSC). To the knowledge of NSC, except for filing with the competition authorities in Pakistan and the Ukraine, no Third Party Approval and no Governmental Approval is required to be obtained or made by NSC or any of its Affiliates in connection with the execution, delivery and performance of this Agreement and the Transactions contemplated by this Agreement, except for Third Party Approvals or Governmental Approvals the absence of which, individually or in the aggregate, would not have a Material Adverse Effect on NSC or Dabbagh Parent, such that NSC or its Affiliates, as applicable, would not be able to perform in all material respects its obligations under this Agreement and the other Transaction Documents to which it is a party in accordance with its terms.
Legal Proceedings and Compliance with Laws.
(i)	Litigation. There are no material Proceedings pending or, to NSC’s knowledge, threatened against or relating to it or Dabbagh Parent.

(ii)
Compliance with Laws. There has been no Default by NSC or its Affiliates under any Laws applicable to it and NSC or any of its Affiliates has not received any notices from any Governmental Authority or third party regarding any alleged Defaults applicable to NSC or any of its Affiliates under any Laws, except for Defaults the existence of which has not had, or would not reasonably be expected to have, a material adverse effect on NSC or Dabbagh Parent, or, if such Default were to be continuing, the Global Alliance. NSC and its Affiliates (which Affiliates are directly or indirectly engaged in the Polywoven Industrial Packaging Business) would be in full compliance with Section 4.7 hereof if such section were in effect on the date hereof. None of NSC, Dabbagh Parent, their respective officers, directors, employees or, to their knowledge, their respective agents or others acting on their behalf are or have been included on the list of Specially Designated Nationals and Blocked Persons (SDN List) maintained by the Office of Foreign Assets Control (OFAC) of the United States Treasury Department or any similar list maintained by other relevant Governmental Authorities and, to the knowledge of NSC, none of the foregoing are being investigated or considered for inclusion on any such lists. None of NSC, Dabbagh Parent, their respective officers, directors, employees or, to their knowledge, their respective agents or others acting on their behalf are Government Officials, and in connection with this Agreement and the anticipated formation of the Global Alliance none of the foregoing have made any Prohibited Payments.

(iii)	Governmental Permits.
(A)
NSC has obtained and is in compliance with all Governmental Approvals relating to it, that are required for its operations, except for any failure to obtain or non-compliance that would not have a Material Adverse Effect on NSC. All of such Governmental Approvals are currently valid and in full force and NSC has filed such timely and complete renewal applications as may be required with respect to such Governmental Approvals. To the knowledge of NSC, no revocation, cancellation or withdrawal thereof has been threatened.

(B)
Dabbagh Parent has obtained and is in compliance with all Governmental Approvals relating to it, that are required for its operations, except for any failure to obtain or non-compliance that would not have a Material Adverse Effect on Dabbagh Parent. All of such Governmental Approvals are currently valid and in full force and Dabbagh Parent has filed such timely and complete renewal applications as may be required with respect to such Governmental Approvals. To the knowledge of Dabbagh Parent, no revocation, cancellation or withdrawal thereof has been threatened.

(e)
No Other Warranties. Except for the representations and warranties expressly set forth in this Agreement, there are no other warranties (INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF HABITABILITY, MERCHANTABILITY OR WARRANTY FOR A PARTICULAR PURPOSE), express or implied.

4.	COVENANTS

4.1	Global Alliance Entity Board Composition
(a)	Establishment of ChannelCo, AssetCo and KSA Hub Boards of Directors.
(i)
Board Representation of each of Greif and NSC. Each of Greif and NSC shall constitute, effective at the Closing, and in accordance with the Constituent Documents of each Global Alliance Entity, the Board of Directors for each of ChannelCo, AssetCo and KSA Hub (Board of Directors). Each Board of Directors shall consist of eight (8) or ten (10) individuals, as agreed between Greif and NSC. The parties shall cause the shareholders of the Global Alliance Entities to appoint, on the nomination of Greif, half of the individuals to serve on the Board of Directors of each of ChannelCo, AssetCo and KSA Hub and, on the nomination of NSC, the other half of the individuals to serve on the Board of Directors of each of ChannelCo, AssetCo and KSA Hub. Board of Director nominations made by either Greif or NSC in accordance with the provisions of the Joint Venture Agreement shall not be objected to by Greif or NSC (as the case may be).

(ii)
Chairman of ChannelCo, AssetCo and KSA Hub. Greif shall designate a representative of Greif to serve as the Chairman of the ChannelCo Board of Directors, and NSC shall designate a representative of NSC to serve as the Chairman of the AssetCo Board of Directors and a representative of NSC to serve as the Chairman of the KSA Hub Board of Directors. Pursuant to the applicable Constituent Documents, each of the ChannelCo Chairman, the AssetCo Chairman and the KSA Hub Chairman shall have the power to break tie votes on any matter that comes before the applicable Board of Directors. For the avoidance of doubt, none of the ChannelCo Chairman, the AssetCo Chairman or the KSA Hub Chairman may break a tie vote (nor be entitled to an additional vote) on any decision requiring a Board Supermajority Approval unless such chairman’s vote, together with all other votes cast with respect to such matter, meets the minimum number of votes required for such approval pursuant to Section 1.3(a) of the Joint Venture Agreement.

(b)	Appointment of Executives; Removal and Replacement.

Notwithstanding any other provisions to the contrary contained in this Agreement or in any Constituent Documents, at all times, Greif will, after consultation with NSC, designate the Chief Executive Officer (the CEO) of each of ChannelCo, AssetCo and KSA Hub and NSC will, after consultation with Greif, designate the Chief Financial Officer (the CFO) of each of ChannelCo, AssetCo and KSA Hub. At least seven (7) calendar days prior to the Closing, Greif will notify NSC of its initial CEO designee and NSC will notify Greif of its initial CFO designee. The parties shall cause the shareholders of the applicable Global Alliance Entity, at the direction of either Greif or NSC (and after consultation with Greif or NSC, as the case may be), to appoint the CEO and to remove the CEO in the event that the CEO (1) is convicted of any criminal offense under applicable Law, (2) becomes physically incapable of discharging his obligations as CEO, or (3) in the reasonable judgment of either Greif or NSC, is not properly discharging his duties as CEO. The applicable Global Alliance Entity Board of Directors shall, at the direction of either Greif or NSC (and after consultation with either Greif or NSC, as the case may be), remove the CFO in the event that the CFO (1) is convicted of any criminal offense under applicable Law, (2) becomes physically incapable of discharging his obligations as CFO, or (3) in the reasonable judgment of either Greif or NSC, is not properly discharging his duties as CFO.

Notwithstanding any other provisions to the contrary contained in this Agreement or in any Constituent Documents, at all times, Greif will, after consultation with NSC, designate the Chief Executive Officer of each Global Alliance Subsidiary (the Subsidiary CEO) and NSC will, after consultation with Greif, designate the Chief Financial Officer of each Global Alliance Subsidiary (the Subsidiary CFO). At least seven (7) calendar days prior to the Closing, Greif will notify NSC of its initial Subsidiary CEO designee and NSC will notify Greif of its initial Subsidiary CFO designee. The applicable Global Alliance Entity Board of Directors shall, at the direction of either Greif or NSC (and after consultation with either Greif or NSC, as the case may be), remove such Subsidiary CEO in the event that such Subsidiary CEO (1) is convicted of any criminal offense under applicable Law, (2) becomes physically incapable of discharging his obligations as Subsidiary CEO, or (3) in the reasonable judgment of either Greif or NSC, is not properly discharging his duties as Subsidiary CEO. The applicable Global Alliance Entity Board of Directors shall, at the direction of either Greif or NSC (and after consultation with either Greif or NSC, as the case may be), remove such Subsidiary CFO in the event that such Subsidiary CFO (1) is convicted of any criminal offense under applicable Law, (2) becomes physically incapable of discharging his obligations as Subsidiary CFO, or (3) in the reasonable judgment of either Greif or NSC, is not properly discharging his duties as Subsidiary CFO.

(c)	Appointment of Global Alliance Entities Staff.
The CEO shall have the authority to appoint such executive staff as he may determine is desirable in order to assist the CEO and CFO in the performance of their duties; provided that the CFO shall have the authority to appoint finance staff who will report directly to the CFO.
4.2	Acquisitions
(a)
Target Split Mechanism. Greif and NSC intend to make through the Global Alliance Entities certain strategic acquisitions of entities that are engaged in the Polywoven Industrial Packaging Business (the Acquired Businesses), whereby certain assets of the Acquired Businesses shall be allocated to AssetCo and certain assets of the Acquired Businesses shall be allocated to ChannelCo. Within a reasonable period of time after the acquisition of an Acquired Business but in no event later than sixty (60) days after such acquisition to the extent practicable under applicable Law, the management of ChannelCo and AssetCo shall determine which assets of such Acquired Business are to be allocated to ChannelCo and which assets of such Acquired Business are to be allocated to AssetCo in accordance with the following guidelines:

(i)
the split of assets of an Acquired Business shall be based on operational flexibility to meet customer requirements, with the goal of minimizing the splitting of individual sites between ChannelCo and AssetCo;

(ii)	the split of assets of an Acquired Business shall be focused on an effective and efficient structure from an operational point of view;
(iii)	ChannelCo shall hold all sales and sales-related assets (subject to Section 4.2(d) below), including warehouses, finished goods, and fifty percent (50%) of goodwill;
(iv)	AssetCo shall hold all manufacturing-related assets (e.g., PPE, WIP inventory) and fifty percent (50%) of goodwill;

(v)
a reallocation of the proposed asset split of an Acquired Business shall be made if the initial allocation made by the management of ChannelCo and AssetCo would result in a violation of applicable Law by either of ChannelCo or AssetCo if such allocation were implemented;

(vi)
the costs and expenses in connection with the Acquired Business (including any Transaction Costs incurred in connection with the analysis, preparation and execution of the acquisition thereof (and including the fees and expenses of McKinsey & Company and the purchase price paid for the Acquired Business) (Acquired Business Costs) shall be borne by Greif and NSC on a 50%-50% basis, and each of Greif and NSC shall reimburse the other for fifty percent (50%) of the Acquired Business Costs incurred by the other or its Affiliates; and

(vii)
if an Acquired Business includes a site that qualifies to be held by both ChannelCo and AssetCo, the management of ChannelCo and AssetCo shall collectively make the ultimate determination, based on the case-by-case specifics of such site.

With respect to any acquisition of an Acquired Business that is made prior to Closing, the management of ChannelCo and AssetCo shall determine within a reasonable period of time after Closing (but in no event later than 60 days after Closing to the extent practicable under applicable Law), which assets of such Acquired Business are to be allocated to ChannelCo and which assets of such Acquired Business are to be allocated to AssetCo in accordance with the guidelines set forth above.
(b)
Board Approval. The management of ChannelCo and AssetCo shall submit their proposals with respect to the allocation of assets to the Board of Directors of each of ChannelCo and AssetCo for approval, such approval not to be unreasonably withheld, delayed or conditioned.

(c)
Divestitures. Any divestiture of a portion of the Acquired Businesses shall require the approval of the Board of Directors of each of ChannelCo and AssetCo in accordance with Section 1.3(a) of the Joint Venture Agreement.

(d)
Tax Efficiency. Acquired Businesses shall initially be held through ChannelCo or AssetCo; provided that each of Greif and NSC shall cause ChannelCo and AssetCo to restructure the possession of such assets within the Global Alliance to achieve more efficient tax planning for each of Greif and NSC and their respective Affiliates. Such restructurings may include but are not limited to the transfer of legal entities or assets; the conversion of legal entity forms; and the approval of and the filing of associated US tax elections including those under Treas. Reg. §301.7701-3.

4.3	Capital Commitments; Financing Matters
(a)	General.
Each of Greif and NSC acknowledge and agree that the Global Alliance will require capital commitments in an aggregate amount of six hundred million dollars ($600,000,000) to fund the development of the Polywoven Industrial Packaging Business to be conducted by the Global Alliance, including the acquisition of the Acquired Businesses. Each of Greif and NSC hereby commits to provide one hundred fifty million dollars ($150,000,000) of equity capital (each, a Capital Contribution) for an aggregate equity capitalization of three hundred million dollars ($300,000,000) as set forth in the Strategic Plan. In addition, the Global Alliance intends to incur stand-alone indebtedness at one or more Global Alliance Entities from third party financing sources for an aggregate amount of three hundred million dollars ($300,000,000) to achieve a fifty-fifty (50/50) debt to equity capitalization ratio. In the event that the Global Alliance, despite all commercially reasonable efforts, is unable to obtain all or part of such indebtedness on a stand-alone, non-recourse basis, each of Greif and NSC shall, in addition to their equity commitments, take such actions as may be necessary to ensure that the Global Alliance obtains such indebtedness (which could include making loan guarantees available or loaning the indebtedness directly on market terms (in each case by Greif and NSC on a pro rata fifty-fifty (50/50) basis in accordance with Section 4.3(b)). Each of Greif and NSC further acknowledge and agree that their obligations to make Capital Contributions set forth in this Section 4.3(a) shall be reviewed and adjusted as mutually agreed to the extent that the milestones set forth in the Initial Strategic Plan are either achieved earlier than planned or not satisfied by the dates intended.
(i)
Procedures. Each of Greif and NSC will make all Capital Contributions to the Global Alliance on a pro rata fifty-fifty (50/50) basis. Such Capital Contributions shall be in the amounts and at the times as set forth in the Strategic Plan, as such Strategic Plan may be amended from time to time by Greif and NSC. Except as set forth in this Section 4.3(a), neither Greif nor NSC nor any of their respective Affiliates shall be required to make any Capital Contributions to the Global Alliance. All requests for Capital Contributions from the Global Alliance will (i) be given by written notice from the Boards of Directors of each of ChannelCo and AssetCo to Greif and NSC stating that the Capital Contribution request has been approved by the applicable Board of Directors and designating the legal entity to be funded, (ii) be made in accordance with the terms of the Strategic Plan, (iii) state the aggregate amount of the Capital Contribution, which is to be allocated fifty-fifty (50/50) between Greif and NSC, and (iv) specify the date that the Capital Contribution is to be made, and such date shall not be sooner than ten (10) calendar days following the receipt of such Capital Contribution request notice by Greif and NSC.

(ii)
Failure to Make Capital Contributions. If either Greif or NSC fails to make a Capital Contribution properly requested in accordance with Section 4.3(a)(i), then the other party may, at its option, exercise one or more of the following remedies to cure the defaulted Capital Contribution of the other party:

(A)
Proceeding to Compel. The non-defaulting party may institute a Proceeding either in its own name or on behalf of the Global Alliance to compel the defaulting party to make its portion of the Capital Contribution;

(B)
Loan by Non-Defaulting Party. The non-defaulting party may loan the Global Alliance Entity the amount of the defaulting party’s portion of the Capital Contribution, in which case the defaulting party will be liable to the non-defaulting party for the amount of such loan, plus interest at eight percent (8%) and all fees and expenses incurred by the non-defaulting party and the Global Alliance in connection with the provision of such loan (including attorneys’ fees);

(C)
Refusal to Make Additional Capital Contributions or Loans. The non-defaulting party may refuse to make any additional Capital Contributions or Credit Support to the Global Alliance without being in default under any provision of this Agreement or any other Transaction Document; or

(D)
Availability of Other Transaction Document Rights. The non-defaulting party may avail itself of any other rights or remedies provided for under any of the other Transaction Documents in connection with the failure of a party to make a Capital Contribution under this Agreement, including termination of the Global Alliance in accordance with Section 4.2(b) of the Joint Venture Agreement.

(b)	Additional Financing.
(i)
Third Party Financing/Credit Support. Each of Greif and NSC agree that the Global Alliance shall incur indebtedness on a stand-alone basis at one or more Global Alliance Entities to achieve a fifty-fifty (50/50) debt to equity capitalization ratio. Each of Greif and NSC intend that such indebtedness shall be non-recourse to Greif and NSC and shall be secured only by the business operations and assets of the Global Alliance. In the event that the Global Alliance, despite all commercially reasonable efforts, is unable to obtain all or part of such indebtedness on a non-recourse basis, each of Greif and NSC shall take such actions as may be necessary to ensure that the Global Alliance obtains the required indebtedness (which could include making loan guarantees available or loaning the indebtedness directly on market terms (in each case by Greif and NSC on a pro-rata fifty-fifty (50/50) basis) (any such loan guarantee or direct loan being referred to herein as a Credit Support)). Each of Greif and NSC hereby severally and not jointly commits to provide up to one hundred fifty million dollars ($150,000,000) of Credit Support (for an aggregate Global Alliance debt capitalization of three hundred million dollars ($300,000,000)).

(ii)
Procedure. Each of Greif and NSC will make Credit Support available to the Global Alliance on a pro rata fifty-fifty (50/50) basis. Such Credit Support shall be of the type, in the amounts and at the times as set forth in the Strategic Plan, as such Strategic Plan may be amended from time to time by Greif and NSC. Except as set forth in this Section 4.3(b), neither Greif nor NSC nor any of their respective Affiliates shall be required to make any Credit Support available to the Global Alliance. All requests for Credit Support from the Global Alliance will (i) be given by written notice from the Board of Directors of each of ChannelCo and AssetCo to Greif and NSC stating that the Credit Support request has been approved by the applicable Board of Directors and designating the legal entity to be supported, (ii) be made in accordance with the terms of the Strategic Plan, (iii) state the aggregate amount of the Credit Support, which is to be allocated fifty-fifty (50/50) between Greif and NSC, and (iv) specify the date that the Credit Support is to be made available, and such date shall not be sooner than fifteen (15) calendar days following the receipt of such Credit Support request notice by Greif and NSC.

(iii)
Failure to Make Credit Support Available. If either Greif or NSC fails to make Credit Support available that is properly requested in accordance with Section 4.3(b)(ii), then the other party may, at its option, exercise one or more of the following remedies to cure the default of the other party:

(A)
Proceeding to Compel. The non-defaulting party may institute a Proceeding either in its own name or on behalf of the Global Alliance to compel the defaulting party to make its portion of the Credit Support available;

(B)
Credit Support by Non-Defaulting Party. The non-defaulting party may make or guarantee the amount of the defaulting party’s portion of the Credit Support, in which case the defaulting party will be liable to the non-defaulting party for the amount of such guarantee or loan, plus interest and all fees and expenses incurred by the non-defaulting party and the Global Alliance in connection with the provision of such guarantee or loan (including attorneys’ fees);

(C)
Refusal to Make Additional Capital Contributions or Credit Support. The non-defaulting party may refuse to make any additional Capital Contributions or Credit Support to the Global Alliance without being in default under any provision of this Agreement or any other Transaction Document; or

(D)
Availability of Other Transaction Document Rights. The non-defaulting party may avail itself of any other rights or remedies provided for under any of the other Transaction Documents in connection with the failure of a party to make any Credit Support available under this Agreement, including termination of the Global Alliance in accordance with Section 4.2(b) of the Joint Venture Agreement.

4.4	Confidentiality
(a)
Covenant of Confidentiality. Except as may be required by applicable Law, each of Greif Parent, Greif, Dabbagh Parent and NSC shall treat all Confidential Information of each other and any Global Alliance Entity that is obtained in connection with participation in the Global Alliance, and not otherwise known to them or already in the public domain (other than through a breach by any Person of any duty or obligation of confidentiality), as confidential.

(b)
No Disclosure or Unauthorized Use of Confidential Information. Each of Greif Parent, Greif, Dabbagh Parent and NSC acknowledge that the Confidential Information described in Section 4.4(a) is a valuable and unique asset and covenants that it will not allow the disclosure of any such Confidential Information to any Person, other than its advisors (who shall receive such Confidential Information with no right to disclose the same or use it except for the same use as permitted to the disclosing party), for any reason whatsoever, unless such information is in the public domain through no wrongful act of such disclosing party or such disclosure is required by Law. Neither Greif Parent, Greif, Dabbagh Parent nor NSC shall use the Confidential Information described in Section 4.4(a) in any manner or for any purpose except as expressly permitted by the other or the Global Alliance Entity that owns the Confidential Information or from which it was obtained.

(c)
Affiliates. The terms of this Section 4.4 shall apply to any Affiliate of Greif Parent or Dabbagh Parent to the same extent as if such Affiliate were either Greif Parent or Dabbagh Parent, and each of Greif Parent and Dabbagh Parent shall take whatever actions may be necessary to cause any of its Affiliates to adhere to the terms of this Section 4.4.

(d)	Injunctive Relief.
(i)
In the event of any breach or threatened breach by Greif Parent or Greif of any provision of this Section 4.4, NSC shall be entitled to injunctive or other equitable relief, restraining Greif Parent and Greif from using or disclosing any Confidential Information, in whole or in part, or from engaging in conduct that would constitute a breach of their obligations under this Section 4.4. Such relief shall be in addition to and not in lieu of any other remedies that may be available, including an action for the recovery of damages.

(ii)
In the event of any breach or threatened breach by Dabbagh Parent or NSC of any provision of this Section 4.4, Greif shall be entitled to injunctive or other equitable relief, restraining Dabbagh Parent and NSC from using or disclosing any Confidential Information, in whole or in part, or from engaging in conduct that would constitute a breach of their obligations under this Section 4.4. Such relief shall be in addition to and not in lieu of any other remedies that may be available, including an action for the recovery of damages.

4.5	Fiduciary Duties
(a)
Each of Greif and NSC, acting through the respective representatives appointed on each Global Alliance Entity Board of Directors on their nomination, may, in its sole discretion, approve or decline to approve (and direct the representatives so appointed by it to approve or decline to approve) any matter presented to such Board of Directors. To the extent permitted by applicable Law, no member of a Global Alliance Entity Board of Directors (in his role as a member of such Board of Directors) will have a fiduciary or other duty to Greif, NSC or their respective Affiliates or any Global Alliance Entity other than to the Person that nominated such member to be appointed to such Board of Directors.

(b)
Subject to applicable Law, neither Greif nor any of its Affiliates nor any officer, director, employee or former employee of Greif or its Affiliates nor any member of a Global Alliance Entity Board of Directors (in either case, other than an officer of any Global Alliance Entity) shall have any obligation, or be liable, to NSC or any Global Alliance Entity for exercising any of the rights of Greif or such Affiliate under this Agreement or any other Transaction Document to which it is or will be a party, or for exercising or failing to exercise its rights as a shareholder, member or manager of any Global Alliance Entity (other than a breach of any Transaction Document) or for breach of any fiduciary or other similar duty to NSC or any Global Alliance Entity by reason of such conduct.

(c)
Subject to applicable Law, neither NSC nor any of its Affiliates nor any officer, director, employee or former employee of NSC or its Affiliates nor any member of a Global Alliance Entity Board of Directors (in either case, other than an officer of any Global Alliance Entity) shall have any obligation, or be liable to Greif or any Global Alliance Entity for exercising any of the rights of NSC or such Affiliate under this Agreement or any other Transaction Document to which it is or will be a party, or for exercising or failing to exercise its rights as a shareholder, member or manager of any Global Alliance Entity (other than a breach of any Transaction Document) or for breach of any fiduciary or other similar duty to Greif or any Global Alliance Entity by reason of such conduct.

4.6	Compliance with Agreement
Each of Greif and NSC shall, and shall cause its respective employees and agents to, take all actions as a shareholder or member or director or officer of any other entity that is required to cause any other entity to conduct its business and to take such actions as shall be necessary in order to effect this Agreement, the Transactions or the Transaction Documents.
4.7	Compliance with Laws
(a)
Notwithstanding anything to the contrary contained in this Agreement or any other Transaction Document, from and after the Closing, each of Greif and NSC and their respective Affiliates (which Affiliates are directly or indirectly engaged in the Polywoven Industrial Packaging Business) and each Global Alliance Entity and each Global Alliance Subsidiary shall comply with the requirements of all Laws applicable to each respective party in all material respects and shall make such filings, take such actions, refrain from such actions and otherwise provide all cooperation as may reasonably be requested by the affected party from time to time to ensure that neither Greif nor NSC nor their respective Affiliates (including the Global Alliance Entities and Global Alliance Subsidiaries) is in violation of any Law applicable to them (including by reason of their ownership in any Global Alliance Entity or Global Alliance Subsidiary) and to the extent that the exercise of any right or fulfillment of any obligation under this Agreement would cause Greif or NSC, their respective Affiliates or a Global Alliance Entity or Global Alliance Subsidiary to violate any applicable Law in any material respect, then such right will be exercised or such obligation will be complied with only to the extent that (i) the applicable Law will not be so violated and (ii) such is in accordance with each of Greif’s and NSC’s compliance policies, including the Joint Venture Compliance Policy.

(b)
Each of Greif and NSC shall formally adopt, implement and from time to time amend the Joint Venture Compliance Policy and shall cooperate in good faith to develop and implement any other appropriate compliance policies designed to ensure that the Global Alliance, each Global Alliance Entity, each Global Alliance Subsidiary and NSC and its Affiliates in connection with their direct or indirect participation in the Global Alliance, complies in all material respects with all applicable Laws, including anti-terrorism sanctions and Laws concerning worker health and safety, environmental protection, anti-corruption, anti-boycott and anti-money-laundering and shall implement and maintain adequate internal financial and management controls and procedures to monitor, audit, detect and prevent the violation of such applicable Laws. Greif shall from time to time provide NSC and each Global Alliance Entity with information concerning applicable U.S. anti-bribery and anti-corruption Laws and the sanctions programs administered by OFAC; the parties agree that such provision of information shall not be construed as providing legal advice to NSC.

(c)
Neither Greif nor NSC nor any of their respective Affiliates (which Affiliates are directly or indirectly engaged in the Polywoven Industrial Packaging Business), nor any Global Alliance Entity or any Global Alliance Subsidiary nor any of their respective directors, officers, employees who are working for a Person that is involved directly or indirectly in the Global Alliance, or, so far as Greif or NSC is aware, any agent, distributor or any other Person acting for or on behalf of the foregoing (individually and collectively, an Applicable Person), shall violate any anti-bribery or anti-corruption Laws, nor shall any Applicable Person, directly or indirectly, offer, pay, promise to pay, or authorize the payment or giving of any bribe, influence payoff, payment, kickback, gift, money or anything of value (a Prohibited Payment) to any officer or employee of, or any other person acting in an official capacity for any Governmental Authority, or instrumentality thereof, to any political party or official thereof, or to any candidate for political office, or to any family member of or any other person who is connected or associated personally with any of the foregoing (individually and collectively, a Government Official) or to any person under circumstances where such Applicable Person knew or was aware of a reasonable probability that all or a portion of such money or thing of value would be offered, given or promised, directly or indirectly, to any Government Official, for the purpose of:

(i)
either influencing any act or decision of such Government Official in his official capacity, inducing such Government Official to do or omit to do any act in relation to his lawful duty, securing any improper advantage, or inducing such Government Official to influence or affect any act or decision of any Governmental Authority or instrumentality; or

(ii)
assisting Greif, NSC, any Global Alliance Entity, any Global Alliance Subsidiary or any of their respective Affiliates in obtaining or retaining business for or with, or directing business to any of them.

(iii)
Each of Greif, NSC, Greif Parent and Dabbagh Parent agrees to promptly report to the other parties any Prohibited Payment made in connection with the Global Alliance, any Global Alliance Entity or any Global Alliance Subsidiary of which any of them obtains knowledge or has reasonable grounds to believe has occurred.

(d)
Neither Greif nor NSC nor any of their respective Affiliates (which Affiliates are directly or indirectly engaged in the Polywoven Industrial Packaging Business), nor any Global Alliance Entity or Global Alliance Subsidiary nor any of their respective officers, employees, directors or agents (individually and collectively, a Relevant Person) shall engage directly or indirectly in transactions connected with any government, country, or other entity or Person that is the target of or subject to sanctions administered by OFAC or any other relevant Governmental Authority, including all entities owned by any Persons identified on the SDN List. No Relevant Person is any such Person or entity. Notwithstanding the foregoing, Greif acknowledges that, NSC and its Affiliates may engage in transactions with (i) countries or governments that are subject to sanctions administered by OFAC or any other relevant Governmental Authority and (ii) Persons identified on OFAC’s SDN List solely due to their being owned or controlled by a government that is subject to OFAC sanctions under a “country regime” (rather than a “bad actor” regime), provided that: (x) such activities do not violate laws applicable to NSC or its Affiliates, (y) such activities are wholly unrelated to any of Greif or its Affiliates, the Global Alliance, any Global Alliance Entity or any Global Alliance Subsidiary and do not contravene the Joint Venture Compliance Policy and (z) such activities do not constitute the predominant share of the business activities (as constituted by revenues generated) of NSC or Dabbagh Parent or result in NSC or Dabbagh Parent materially acting on behalf of such Persons, countries or governments. Each of Greif, NSC, Greif Parent and Dabbagh Parent agrees to promptly report to the other parties upon obtaining knowledge or having reasonable grounds to believe that a Relevant Person has become or is reasonably likely to become the target of any such sanctions which may be grounds for termination of the Global Alliance pursuant to Section 4.2(a) of the Joint Venture Agreement.

4.8	Cooperation; Resolution of Objections
(a)
From and after the date of this Agreement, each of Greif and NSC shall make (and cooperate with the other in making) all filings with Governmental Authorities in connection with the Transactions and shall obtain (and cooperate with the other in obtaining) any Governmental Approvals or Third Party Approvals required to be obtained or made by it in connection with any of the Transactions to be consummated by it at the Closing as promptly as practicable after the date of this Agreement and to use its commercially reasonable efforts to furnish or cause to be furnished, as promptly as practicable, all information and documents reasonably required by the relevant Governmental Authorities to obtain such approvals and shall otherwise cooperate in all reasonable respects with the applicable Governmental Authorities to obtain any required Governmental Approvals in as expeditious a manner as possible.

(b)
Each of Greif and NSC shall use commercially reasonable efforts to resolve such objections, if any, as any Governmental Authority may assert with respect to this Agreement and the other Transaction Documents and the Transactions under Applicable Laws, including requesting reconsideration (which may be initiated by Greif if it is affected thereby or by NSC if it is affected thereby or requested by Greif if Greif is not affected thereby or requested by NSC if NSC is not affected thereby) of any adverse ruling of any Governmental Authority and taking administrative appeals, if available and reasonably likely to result in a reversal of such adverse ruling. If any Proceeding is instituted by any Person challenging this Agreement, the other Transaction Documents or the Transactions, each of Greif and NSC shall promptly consult with each other to determine the most appropriate response to such Proceeding and shall cooperate in all reasonable respects with the Person subject to any such Proceeding, provided that the decision whether to initiate, and the control of, any Proceeding shall remain within the sole discretion of the Person subject to the Proceeding.

4.9	Further Assurances
Each of Greif and NSC shall use its commercially reasonable efforts to do or cause to be done, and to cause its respective Affiliates to do or cause to be done, such further acts and things and deliver or cause to be delivered to the other or its designees such additional assignments, agreements, powers and instruments as the other or its designees may reasonably require or deem advisable to carry into effect the purpose of the Transaction Documents or to better assure and confirm unto the other or its designees its rights, powers and remedies hereunder and thereunder, except that none of Greif and NSC shall be required to agree to or comply with any Burdensome Condition.
5.	INDEMNIFICATION

5.1	Indemnification for Representations, Warranties, Covenants and Agreements
(a)
Indemnification by Greif. Except as specifically set forth in the Shared Services Agreement in connection with the provision of certain services thereunder following the Closing, Greif shall pay, indemnify and reimburse NSC and its Affiliates, officers, directors, executives, employees and agents (the Dabbagh Indemnified Parties), and the Global Alliance Entities (collectively, the Greif Protected Parties) for any and all Losses suffered or incurred by any of them (directly or indirectly) as a result of, or with respect to any breach or inaccuracy of any representation, warranty, covenant or agreement by Greif or its Affiliates contained herein or in any other Transaction Document (subject, in the case of any Transaction Document other than this Agreement, to (A) any express provision in any such other Transaction Document that this Section 5 (or any part thereof) shall not apply to such other Transaction Document and (B) any limitation on the indemnification rights or obligations of a party contained in any such other Transaction Document), whether or not resulting from third party claims.

(b)
Indemnification by NSC. NSC shall pay, indemnify and reimburse Greif and its Affiliates, officers, directors, executives, employees and agents (the Greif Indemnified Parties) and the Global Alliance Entities (collectively, the Dabbagh Protected Parties and, together with the Greif Protected Parties, the Protected Parties) for any and all Losses suffered or incurred by any of them (directly or indirectly) as a result of, or with respect to any breach or inaccuracy of any representation, warranty, covenant or agreement by NSC or its Affiliates contained herein or in any other Transaction Document (subject, in the case of any Transaction Document other than this Agreement, to (A) any express provision in any such other Transaction Document that this Section 5 (or any part thereof) shall not apply to such other Transaction Document and (B) any limitation on the indemnification rights or obligations of a party contained in any such other Transaction Document), whether or not resulting from third party claims.

(c)
Survival of Representations and Warranties. The representations and warranties contained herein and in the other Transaction Documents shall not be extinguished by the Closing, but shall survive until the second anniversary of the Closing (subject, in the case of any Transaction Document other than this Agreement, to (i) any express provision in any such other Transaction Document that this Section 5 (or any part thereof) shall not apply to such other Transaction Document, and (ii) any limitation on the indemnification rights or obligations of a party contained in any such other Transaction Document). No investigation or other examination by the Protected Parties or their respective representatives shall affect the term of survival of the representations and warranties set forth above. The survival of the representations and warranties for a specified period as provided above shall mean that no Protected Party may bring a claim for breach of any such representation or warranty after such period. It is understood that, except as expressly provided herein, all representations and warranties contained herein shall be of no further force or effect after the termination of this Agreement.

(d)
Threshold. No party shall make any claim for indemnification under this Section 5 in respect of a breach of a representation or warranty contained in Section 3 of this Agreement or in any other Transaction Document (subject, in the case of any Transaction Document other than this Agreement, to (A) any express provision in any such other Transaction Document that this Section 5 (or any part thereof) shall not apply to such other Transaction Document, and (B) any limitation on the indemnification rights or obligations of a party contained in any such other Transaction Document), unless and until the aggregate Loss or Losses arising out of or resulting from all such breaches by a party, as the case may be, exceeds five hundred thousand dollars ($500,000) in which event indemnification for the total amount of such Losses may be claimed, including such threshold amount. The limitations set forth in this Section 5 shall not preclude a party from making a claim for indemnification under this Section 5 (or affect the amount of such claim) that does not relate to a breach of a representation or warranty contained in Section 3, regardless of whether a claim for indemnification for such breach could also be made.

5.2	Indemnification for Post-Closing Matters
Each Global Alliance Entity shall be primarily obligated for all Losses suffered or incurred by it, which are attributable to events or occurrences that take place after the Closing Date, with respect to the assets, properties, rights, business and obligations of such Global Alliance Entity, except for Losses for which indemnification by a party is otherwise provided for in this Section 5 or Liabilities not assumed by such Global Alliance Entity pursuant hereto. The Global Alliance Entities shall pay, indemnify and reimburse each of the other Protected Parties for any and all Losses suffered or incurred by any of them (directly or indirectly through a Global Alliance Entity or otherwise) that are attributable to events or occurrences that take place after the Closing Date, with respect to the assets, properties, rights, business and obligations of any Global Alliance Entity, except for Losses for which indemnification by a party is otherwise provided for in this Section 5 or Liabilities not assumed by any Global Alliance Entity pursuant hereto.
5.3	Notice
If a party wishes to make a claim hereunder on behalf of itself or any Protected Party, it shall promptly notify the Person that may be required to provide indemnification pursuant to this Section 5 (the Indemnifying Parties), in writing, of any claim thereunder, specifying in reasonable detail the nature of the Loss suffered by the Protected Parties, and, if known, the amount, or an estimate of the amount, of the Loss arising therefrom, provided that a failure of a party to give the Indemnifying Parties prompt notice as provided herein shall not relieve the Indemnifying Parties of any of their obligations hereunder, except to the extent both any of the Indemnifying Parties are prejudiced by such failure and none of the Indemnifying Parties control the Protected Party or Parties that has suffered the Loss. A party that makes a claim shall provide to the Indemnifying Parties as promptly as practicable thereafter information and documentation reasonably requested by the Indemnifying Parties to support and verify the claim asserted, unless the party that makes a claim has been advised by counsel that it is reasonably likely that a loss of privilege will occur with respect to such information and documentation in which event the parties shall enter into an appropriate joint defense agreement.

5.4	Defense of Third-Party Claims
If a party has made a claim under this Section 5 with respect to a Loss suffered by a Protected Party that arises out of the claim of any third party, the Indemnifying Party may assume the defense thereof, including the employment of counsel or accountants, at the Indemnifying Party’s cost and expense; provided that, prior to the Indemnifying Party assuming control of such defense, it shall first verify to the Protected Party in writing that the Indemnifying Party shall be fully responsible (with no reservation of rights) for all Liabilities and obligations relating to such claim for indemnification and that it shall provide full indemnification (whether or not otherwise required hereunder) to the Protected Party with respect to such Proceeding or other claim giving rise to such claim for indemnification hereunder. The Protected Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate therein, but the fees and expenses of such counsel employed by the Protected Party shall be at its expense, unless counsel for the Protected Party shall have advised that it is reasonably likely that any Protected Party may raise a defense or claim that is inconsistent with any defense or claim available to an Indemnifying Party, in which case such reasonable fees and expenses shall be borne by the Indemnifying Party. The Indemnifying Party shall not be liable for any settlement of any such claim effected without its prior written consent, which shall not be unreasonably withheld or delayed; provided that if the Indemnifying Party does not assume the defense of a claim within thirty (30) days of notice thereof, the Protected Party may settle such claim without the consent of the Indemnifying Party. The Indemnifying Party shall not agree to a settlement of or settle any claim that provides for any relief other than the payment of monetary damages or that could have a Material Adverse Effect on any Protected Party and its Subsidiaries taken as a whole (if applicable) without the prior written consent of such Protected Party, which shall not be unreasonably withheld or delayed. Whether or not the Indemnifying Party chooses to so defend such claim, each party shall cooperate in the defense thereof and shall furnish such records, information and testimony, and attend such conferences, discovery Proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith except to the extent that a party has been advised by counsel that it is reasonably likely that a loss of privilege will occur with respect to such information, documentation and testimony (in which event the parties shall enter into an appropriate joint defense agreement). The Indemnifying Party shall be subrogated to all rights and remedies of the Protected Party in respect of a Loss suffered by the Protected Party, but only to the extent the Indemnifying Party has discharged in full any obligations they may have with respect to such Loss pursuant to this Section 5.
5.5	Indemnification Payments
It is the intention of each party that the indemnifying Person shall be obligated to make payments in respect of their indemnification obligations hereunder directly to the Protected Parties of such indemnifying Person. Each party may agree in writing from time to time to modify any payment arrangements related to Protected Parties hereunder without the consent of any Protected Party other than a party. Nothing in this Section 5 is intended to confer any rights upon any Person other than a party and their respective successors and assigns.

6.	DISPUTE RESOLUTION

6.1	General
Except as otherwise provided herein or in any other Transaction Document (it being understood and agreed that provisions of any Transaction Document that provide for equitable or injunctive relief are not subject to the operation of following), any dispute, controversy or claim arising out of or relating to this Agreement or any other Transaction Document (except to the extent expressly provided otherwise therein), including the negotiation or breach, termination or validity thereof and any dispute relating to non-contractual obligations arising out of or in connection therewith (a Dispute) shall be settled in accordance with the following procedure:
(a)	Internal Management Discussion.
Upon awareness of a Dispute, either of Greif or NSC shall give notice thereof to the other. Each of Greif and NSC shall then promptly forward such notice to the management of the entities involved in the Dispute. For a period of twenty (20) calendar days from receipt of the notice, the management of the entities involved in the Dispute shall consult with each other in a good faith effort to resolve the Dispute.
(b)	Board Intervention and Review.
If the management of the entities involved in the Dispute are unable to settle the Dispute after good faith efforts within such twenty (20) calendar day period, then either of Greif or NSC may provide the other with a notice for board intervention. Each of Greif and NSC shall promptly forward such notice to the Board of Directors of the Global Alliance Entities involved in the Dispute. For a period of twenty (20) calendar days from receipt of the notice, the Board of Directors of the entities involved in the Dispute shall consult with each other in a good faith effort to resolve the Dispute. The Board of Directors of the entities involved in the Dispute are allowed to consult third party experts on technical or other questions.
(c)	Review by Management of Greif and NSC.
If the Board of Directors of the entities involved in the Dispute do not settle the Dispute within such twenty (20) calendar day period, either of Greif or NSC may provide the other with a notice for review by the management of Greif and NSC. Each of Greif and NSC shall promptly forward such notice to its management. For a period of twenty (20) calendar days from receipt of the notice, the management of Greif and NSC shall consult with each other in a good faith effort to resolve the Dispute.
(d)	Discussion CEO to CEO.
If the management of Greif and NSC do not settle the Dispute within such twenty (20) calendar days period, either of Greif or NSC may provide the other with a notice for CEO to CEO discussion. Each of Greif and NSC shall promptly forward such notice to the CEO of its parent. For a period of twenty (20) calendar days from receipt of the notice, the CEOs of Greif Parent and Dabbagh Parent shall consult with each other in a good faith effort to resolve the Dispute.
(e)	Mandatory Mediation.
If the CEOs of Greif Parent and Dabbagh Parent do not settle the Dispute within such twenty (20) calendar days period, either of Greif or NSC may provide the other with a notice for mandatory mediation. After delivery of such notice, Greif and NSC will attempt in good faith to settle the matter by mediation in accordance with the International Institute for Conflict Prevention & Resolution’s then current CPR Mediation Procedure. The place of mediation shall be London, England.
Any and all Disputes that are not settled by completing the entire dispute resolution procedure set forth in paragraphs (a) through (e) of this Section 6.1 shall be fully and finally resolved by arbitration in accordance with Section 6.2.

6.2	Arbitration
(a)
Rules. Any and all Disputes between the parties to any Transaction Document that have not been settled after completing the entire dispute resolution procedure set forth in Section 6.1 shall be fully and finally resolved by arbitration under the Rules of Arbitration of the International Chamber of Commerce then in force (the ICC Rules).

(b)
Tribunal. The arbitral tribunal (Tribunal) shall consist of three (3) arbitrators. Each party shall nominate one (1) arbitrator and the two party-nominated arbitrators shall select the third arbitrator who shall serve as the chairman of the Tribunal. If the two party nominated arbitrators are unable to agree upon the third arbitrator within thirty (30) days of their confirmation under the ICC Rules, the third arbitrator shall be selected by the ICC International Court of Arbitration. The third arbitrator shall be fluent in the English language and shall not be a national of either Saudi Arabia or the United States.

(c)	Place of Arbitration. The place of arbitration shall be London, England.

(d)	Language. The arbitration shall be conducted in the English language.
(e)
Power. The Tribunal shall have the authority to award temporary, interim or permanent injunctive relief or relief providing for the specific performance of any Transaction Document or portion thereof, but it shall have no power or authority to award punitive damages.

(f)
Currency. Any monetary award shall be expressed in U.S. Dollars or Saudi Riyal, as the Tribunal may decide. Any such monetary award shall include interest from the date of any breach or any violation of any Transaction Document. The arbitrators shall fix an appropriate rate of interest from the date of the breach or other violation to the date when the award is paid in full. In no event shall the interest rate on dollars and on Riyal during such period be lower than a rate equal to the Applicable LIBOR Rate plus two (2.00) percentage points per annum.

(g)
Interim Relief. Any party shall have the right to seek from any court of competent jurisdiction, either before or after the confirmation of the Tribunal, interim or provisional relief in aid of arbitration to protect the rights of such party.

(h)	Judgment on Award. Any award rendered by the Tribunal shall be final and binding, and judgment on any award may be entered in and enforced by any court of competent jurisdiction.
(i)
Confidential Treatment. Any Dispute and any mediation, arbitration or negotiations between the parties in relation to any Dispute, and any information, documents or materials produced for the purposes of, or used in, negotiations, mediation or arbitration of any Dispute, and any order or award arising out of any arbitration between the parties in relation to any Dispute, shall be deemed Confidential Information and shall be treated as such in accordance with Section 4.4 of this Agreement.

(j)
Consolidation of Disputes. If any two (2) parties have two (2) or more Disputes at any given time with each other, then any of the parties may appeal to the Tribunal appointed for the Dispute that arose first in time to join the resolution of the Disputes into one for a joinder order in relation to the Dispute(s) that arose later in time.

7.	MISCELLANEOUS

7.1	Notices
All notices that are required or permitted hereunder shall be in writing and shall be sufficient if personally delivered or sent by email, registered or certified mail, facsimile message or internationally recognized courier service. Any notices shall be deemed given upon the earlier of the date when received at, or the fifth calendar day after the date when sent by an internationally recognized courier service, or the day after the date when sent by email to or facsimile to, the address or facsimile number set forth below, unless such address or facsimile number is changed by notice to the other parties, and shall be delivered by hand or courier service, mailed or sent by email, graphic scanning or other telegraphic communications equipment of the sending party, as follows:
Greif:
Greif International Holding Supra C.V.
Bergseweg 6, 3633 AK Vreeland
The Netherlands
Attn: SBU Controller
Fax: +31 294 232 441
with required copies (which copies shall not constitute notice) to:
Greif, Inc.
425 Winter Road
Delaware, OH 43015
Attn: President
Fax: +1 740 549 6101
and
Greif, Inc.
425 Winter Road
Delaware, OH 43015
Attn: General Counsel
Fax: +1 740 549 6101
and
Allen & Overy LLP
1221 Avenue of the Americas
New York, NY 10020
Attn: Eric S. Shube
email: eric.shube@allenovery.com
Fax: +1 212 610 6399

Greif Parent:
Greif, Inc.
425 Winter Road
Delaware, OH 43015
Attn: President
Fax: +1 740 549 6101
with a required copy (which copy shall not constitute notice) to:
Greif, Inc.
425 Winter Road
Delaware, OH 43015
Attn: General Counsel
Fax: +1 740 549 6101
and
Allen & Overy LLP
1221 Avenue of the Americas
New York, NY 10020
Attn: Eric S. Shube
email: eric.shube@allenovery.com
Fax: +1 212 610 6399
NSC:
National Scientific Company Limited
P.O. Box 1039
Jeddah 21431
Kingdom of Saudi Arabia
Attn: M H Jazeel
email: jazeel@dabbagh.com
Fax: +966 2 669 6184
with required copies (which copies shall not constitute notice) to:
Dabbagh Group Holding Company Limited
P.O. Box 1039
Jeddah 21431
Kingdom of Saudi Arabia
Attn: M H Jazeel
email: jazeel@dabbagh.com
Fax: +966 2 669 6184

and
Legal Advisors, In Association with Baker & McKenzie
Olayan Complex
Tower II, 3rd Floor
Riyadh 11491
Saudi Arabia
Attn: George Sayen
email: george.sayen@bakermckenzie.com
Fax: +966 1 291 5571
Dabbagh Parent:
Dabbagh Group Holding Company Limited
P.O. Box 1039
Jeddah 21431
Kingdom of Saudi Arabia
Attn: M H Jazeel
email: jazeel@dabbagh.com
Fax: +966 2 669 6184
with a required copy (which copy shall not constitute notice) to:
Legal Advisors, In Association with Baker & McKenzie
Olayan Complex
Tower II, 3rd Floor
Riyadh 11491
Saudi Arabia
Attn: George Sayen
email: george.sayen@bakermckenzie.com
Fax: +966 1 291 5571
7.2	Governing Law; Jurisdiction
(a)
This Agreement, any non-contractual obligations arising out of or in connection with this Agreement (and any Disputes arising out of or related hereto or to the Transactions or to the inducement of any party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise), shall in all respects be governed by and construed in accordance with the laws of England and Wales, including all matters of construction, validity and performance, in each case without reference to any conflict of law rules that might lead to the application of the laws of another jurisdiction. The English courts have exclusive jurisdiction to settle any Dispute arising out of or in connection with this Agreement (including a Dispute relating to any non-contractual obligations arising out of or in connection with this Agreement) and each of Greif Parent, Greif, Dabbagh Parent and NSC hereby irrevocably and unconditionally submit to the exclusive jurisdiction of the English courts, for the purposes of any Proceeding, including for the enforcement of any resolution, relief or award in connection with Section 6 of this Agreement.

(b)
Each of Greif Parent and Greif irrevocably appoints Greif UK Limited, Business Unit Manager of Merseyside Works, Oil Sites Road, Ellesmere Port, Cheshire CH65 4EZ as its agent in England for service of process.

(c)	Each of Dabbagh Parent and NSC irrevocably appoints Law Debenture Corporate Services Limited, of 100 Wood Street, London EC2V 7EX as their agent in England for service of process.
(d)
Each of Greif (on behalf of Greif and its Affiliates) and NSC (on behalf of NSC and its Affiliates) irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any objection to the laying of venue of any such Proceeding in English courts, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inappropriate or inconvenient forum.

(e)
Each of Greif (on behalf of Greif and its Affiliates) and NSC (on behalf of NSC and its Affiliates) irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in any Proceeding arising, directly or indirectly, out of or relating to this Agreement, any other Transaction Document or the transactions contemplated herein or therein and for any counterclaim therein (in each case whether based on contract, tort or any other theory and whether predicated on common law, statute or otherwise). Each of Greif (on behalf of Greif and its Affiliates) and NSC (on behalf of NSC and its Affiliates) (1) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of a Proceeding, seek to enforce the foregoing waiver, and (2) acknowledges that it and the other parties have been induced to enter into this agreement by, amongst other things, the mutual waivers and certifications in this clause.

7.3	Severability
If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, Greif, NSC, Greif Parent and Dabbagh Parent agree that such provision will be enforced to the maximum extent permissible so as to effect the intent of Greif, NSC, Greif Parent and Dabbagh Parent and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby. If necessary to effect the intent of Greif, NSC, Greif Parent and Dabbagh Parent, each of Greif, NSC, Greif Parent and Dabbagh Parent will negotiate in good faith to amend this Agreement to replace the unenforceable language with enforceable language that as closely as possible reflects such intent.
7.4	Amendments
This Agreement may be modified only by a written amendment signed by each of Greif, NSC, Greif Parent and Dabbagh Parent.
7.5	Waiver
Any term or provision of this Agreement may be waived at any time by the Person entitled to the benefit thereof by a written instrument duly executed by such Person. The waiver by Greif, NSC, Greif Parent or Dabbagh Parent of any instance of another Person’s noncompliance with any obligation or responsibility herein shall be in writing and signed by the waiving Person and shall not be deemed a waiver of other instances of such other Person’s noncompliance.

7.6	Counterparts
This Agreement may be executed in two or more counterparts, each of which shall be binding as of the date first written above, and all of which shall constitute one and the same instrument. Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.
7.7	Entire Agreement
The provisions of this Agreement set forth the entire agreement and understanding among each of Greif, NSC, Greif Parent and Dabbagh Parent as to the formation of the Global Alliance and supersede all prior agreements, oral or written, and all other prior communications between Greif, NSC, Greif Parent and Dabbagh Parent relating to the formation of such Global Alliance, other than the other Transaction Documents.
7.8	No Assignment; No Third Party Beneficiaries
This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, legal representatives, successors and permitted assigns of Greif, NSC, Greif Parent and Dabbagh Parent. Nothing in this Agreement shall confer any rights upon any Person other than Greif, NSC, Greif Parent and Dabbagh Parent and their respective heirs, legal representatives, successors and permitted assigns, except as provided in this Section 7.8. None of Greif, NSC, Greif Parent and Dabbagh Parent shall assign this Agreement, or any right, benefit or obligation hereunder. Any attempted assignment of this Agreement in violation of this Section 7.8 shall be void and of no effect.
7.9	Expenses
Notwithstanding any provision to the contrary in this Agreement, all Transaction Costs incurred in connection with the drafting and negotiation of this Agreement and the Joint Venture Agreement and the other Transaction Documents shall be paid by the Person incurring such cost or expense.
7.10	Publicity
Each of Greif, NSC, Greif Parent and Dabbagh Parent shall consult in good faith with each other with a view to agreeing upon any press release or public announcement relating to the Transactions or by the other Transaction Documents prior to the consummation thereof. Notwithstanding the foregoing, each party may make any public disclosures required by Law or stock exchange regulation, but will make commercially reasonable efforts to give the other parties an opportunity to review any such disclosure prior to release (to the extent practicable).
7.11	Construction
This Agreement has been negotiated by Greif, NSC, Greif Parent and Dabbagh Parent and their respective counsel and shall be fairly interpreted in accordance with its terms and without any strict construction in favor of or against any of Greif, NSC, Greif Parent and Dabbagh Parent.

7.12	Interpretation and Construction of this Agreement
The definitions in Annex 1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” Unless the context shall require otherwise, the word “or” shall be inclusive and not exclusive. All references herein to Articles, Sections, Annexes, Exhibits and Schedules shall be deemed to be references to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement unless the context shall otherwise require. The table of contents and the headings of the Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. Unless the context shall otherwise require, any reference to any agreement or other instrument or statute or regulation is to such agreement, instrument, statute or regulation as amended and supplemented from time to time (and, in the case of a statute or regulation, to any successor provision). Any reference in this Agreement to a “day” or a number of “days” (without the explicit qualification of “Business”) shall be interpreted as a reference to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice shall be deferred until, or may be taken or given, on the next Business Day. In the event of a conflict between any provision of a Transaction Document (other than the Joint Venture Agreement) and any provision of this Agreement, each of Greif, Greif Parent, NSC and Dabbagh Parent agree to cause the provision of the Transaction Document to be amended to conform to the relevant provision of this Agreement to the fullest extent permitted by applicable Law. Unless otherwise noted, all references in this Agreement to “$” shall refer to U.S. Dollars.
Each of Greif, NSC, Greif Parent and Dabbagh Parent agrees that the ChannelCo Constituent Documents, the AssetCo Constituent Documents and the KSA Hub Constituent Documents, including their respective rights and obligations thereunder, shall at any time be interpreted and construed in accordance with the provisions of this Agreement. If there is a conflict between a provision of this Agreement on the one hand and a provision of the ChannelCo Constituent Documents, the AssetCo Constituent Documents and the KSA Hub Constituent Documents on the other hand, each of Greif, NSC, Greif Parent and Dabbagh Parent agrees to use its rights under the ChannelCo Constituent Documents, the AssetCo Constituent Documents and the KSA Hub Constituent Documents, inter alia, as shareholder, so as to give maximum effect to the provisions and purposes of this Agreement in all respects and not in a manner which is inconsistent with this Agreement. If at any time, for the full implementation of this Agreement in all respects, the ChannelCo Constituent Documents and/or the AssetCo Constituent Documents and/or the KSA Hub Constituent Documents need to be amended, Greif, NSC, Greif Parent and Dabbagh Parent shall, at the first request of either one, discuss the amendment of the ChannelCo Constituent Documents and/or the AssetCo Constituent Documents and/or the KSA Hub Constituent Documents to give maximum effect to the provisions and purposes of this Agreement in all respects.1
7.13	Disclaimer of Agency
Except for provisions herein expressly authorizing one (1) Person to act for another, this Agreement shall not constitute any of Greif, NSC, Greif Parent or Dabbagh Parent as a legal representative or agent of another party, nor shall any of Greif, NSC, Greif Parent and Dabbagh Parent have the right or authority to assume, create or incur any Liability or any obligation of any kind, expressed or implied, against or in the name or on behalf of another party or any of its Affiliates or any of the Global Alliance Entities unless otherwise expressly permitted by each of Greif, NSC, Greif Parent and Dabbagh Parent.

[1]	Same language as in JV Agreement.

7.14	Relationship of Greif, Greif Parent, NSC and Dabbagh Parent
Nothing contained in this Agreement shall be deemed to create a partnership entity among any of Greif Parent, Greif, Dabbagh Parent and NSC or any of their Affiliates.
7.15	Language
Each of Greif, NSC, Greif Parent and Dabbagh Parent have negotiated this Agreement in, and the definitive version of this Agreement shall be in, the English language and all communications relating hereto shall be in the English language.
7.16	Interest
If at any time any amount of interest to be charged pursuant to any provision of this Agreement exceeds the maximum permitted by English law for such charge, such charge shall be reduced to such legal maximum amount.

SIGNATORIES
IN WITNESS WHEREOF, Greif Parent, Greif, Dabbagh Parent and NSC have caused their respective duly authorized officers to execute this Agreement as of the day and year first above written.

GREIF, INC.
By:	/s/ Michael J. Gasser
	Name:	Michael J. Gasser
	Title:	Chairman and Chief Executive Officer

GREIF INTERNATIONAL HOLDING SUPRA C.V.
By:	/s/ Michael J. Gasser
	Name:	Michael J. Gasser
	Title:	Chairman

DABBAGH GROUP HOLDING COMPANY LIMITED
By:	/s/ M.H. Jazeel
	Name:	M. H. Jazeel
	Title:	Chief Financial Officer

NATIONAL SCIENTIFIC COMPANY LIMITED
By:	/s/ Waheed A. Shaikh
	Name:	Waheed A. Shaikh
	Title:	Chief Operation Officer

ANNEX 1
CERTAIN DEFINITIONS
Acquired Business Costs shall have the meaning ascribed to such term in Section 4.2(a)(vi) of the Formation Agreement.
Acquired Businesses shall have the meaning ascribed to such term in Section 4.2(a) of the Formation Agreement.
Affiliate shall mean, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by, or is under common Control with, such first Person. For purposes of this Agreement, (a) neither Greif nor any of its Subsidiaries shall be deemed Affiliates of any Global Alliance Entity of which Greif is not the majority holder of the economic and voting interests, (b) neither NSC nor any of its Subsidiaries shall be deemed Affiliates of any Global Alliance Entity of which NSC is not the majority holder of the economic and voting interests, (c) Greif and its Subsidiaries, on the one hand, and NSC and its Subsidiaries, on the other hand, shall not be deemed Affiliates of each other, and (d) the term Affiliate shall not include any Governmental Authority of Saudi Arabia or the United States of America or any Person Controlled by any such Governmental Authority.
Agreement shall have the meaning ascribed to such term in the Introduction to the Formation Agreement.
Applicable LIBOR Rate shall mean the one-month London Interbank Offered Rate (the Quoted Rate) listed in the “Money Rates Box” of The Wall Street Journal (New York Edition) (or any successor publication) on the day on which such interest is to begin to accrue, provided that if such day is a day on which the Quoted Rate is not listed in The Wall Street Journal (New York Edition) (or such successor publication) or The Wall Street Journal (New York Edition) (or such successor publication) is not published, the Applicable LIBOR Rate shall be the Quoted Rate on the most recent day prior to such date on which a Quoted Rate is listed in The Wall Street Journal (New York Edition) (or such successor publication).
Applicable Person shall have the meaning ascribed to such term in Section 4.7(c) of the Formation Agreement.
Approval shall mean any consent, approval, license, permit or authorization.
AssetCo shall have the meaning ascribed to such term in Section 1.2(a)(v) of the Formation Agreement.
AssetCo Chairman shall have the meaning ascribed to such term in Section 1.1(c) of the Joint Venture Agreement.
AssetCo Constituent Document shall have the meaning ascribed to such term in Section 1.3(a)(v) of the Formation Agreement.
AssetCo Formation shall have the meaning ascribed to such term in Section 1.2(a)(v) of the Formation Agreement.
Bankruptcy Event shall have the meaning ascribed to such term in Section 4.2(b) of the Joint Venture Agreement.
Board of Directors shall have the meaning ascribed to such term in Section 4.1(a)(i) of the Formation Agreement.
Board Ordinary Approval shall have the meaning ascribed to such term in Section 1.3(b) of the Joint Venture Agreement.

Board Supermajority Approval shall have the meaning ascribed to such term in Section 1.3(a) of the Joint Venture Agreement.
Burdensome Condition shall mean any requirement, provision or condition that: (a)(i) imposes any material limitation on the ability or right of Greif, NSC or any of their respective Affiliates to hold, or requires Greif or NSC or any of their respective Affiliates to dispose of, any of their material assets, (ii) imposes any material limitation on the ability or right of Greif, NSC or any of their respective Affiliates to contribute to a Global Alliance Entity (or any of its Subsidiaries) any material portion of the assets to be contributed to such entity pursuant to the Transaction Documents, or (iii) imposes any material limitation on the ability or right of any Global Alliance Entity or any of its respective Affiliates to hold, or requires a Global Alliance Entity or any of its respective Affiliates to dispose of, any material interest in any material portion of the assets of such Global Alliance Entity and its Affiliates taken as a whole (including the assets, if any, to be contributed to such Global Alliance Entity and its Affiliates pursuant to the Transaction Documents), (b)(i) imposes any material limitation on the ability or right of Greif or NSC or any of their respective Affiliates to conduct any business or (ii) imposes any material limitation on the ability or right of any Global Alliance Entity to conduct its business, (c) materially limits the ability or right of Greif or NSC to exercise its governance rights with respect to any Global Alliance Entity, (d) otherwise would have a Material Adverse Effect on any Global Alliance Entity or is materially adverse to the ability of Greif or NSC to receive the economic benefits contemplated by this Agreement, or (e) materially and adversely affects the ability of Greif or NSC or any Global Alliance Entity to perform its obligations under, or puts in doubt in any material respect the validity of, this Agreement or the other Transaction Documents; provided that if each foregoing Person so affected, directly or indirectly, by any condition or requirement (or, in the case of an Affiliate so affected, the parent or parents thereof) provides a notice to the other stating that such condition or requirement shall no longer be deemed a Burdensome Condition, such condition or requirement shall no longer be deemed a Burdensome Condition for any purpose under this Agreement; and provided, further, that, following the Applicable Closing Date, no requirement or condition of a type described in clause (a)(ii), (a)(iii) or (b)(ii) shall constitute a Burdensome Condition with respect to a Global Alliance Entity.
Business Day shall mean any day other than a day on which commercial banks in the City of New York, New York or Riyadh, Saudi Arabia are required or authorized by applicable Law to be closed.
Business Opportunity shall have the meaning ascribed to such term in Section 2.5(a) of the Joint Venture Agreement.
Capital Contribution shall have the meaning ascribed to such term in Section 4.3(a) of the Formation Agreement.
Cash shall mean any cash and any cash equivalents.
CEO shall have the meaning ascribed to such term in Section 4.1(b) of the Formation Agreement.
CFO shall have the meaning ascribed to such term in Section 4.1(b) of the Formation Agreement.
Chairman shall mean any of the ChannelCo Chairman, AssetCo Chairman and KSA Hub Chairman.
ChannelCo shall have the meaning ascribed to such term in Section 1.2(a)(iv) of the Formation Agreement.
ChannelCo Chairman shall have the meaning ascribed to such term in Section 1.1(c) of the Joint Venture Agreement.
ChannelCo Constituent Document shall have the meaning ascribed to such term in Section 1.3(a)(iv) of the Formation Agreement.

ChannelCo Formation shall have the meaning ascribed to such term in Section 1.2(a)(iv) of the Formation Agreement.
Closing shall have the meaning ascribed to such term in Section 2.1(a) of the Formation Agreement.
Closing Date shall mean the date on which the Closing shall occur.
Closing Date Transactions shall have the meaning ascribed to such term in Section 2.1(b) of the Formation Agreement.
Combined Net Income shall have the meaning ascribed to such term in Section 1.8(a) of the Joint Venture Agreement.
Confidential Information shall mean, with respect to each of Greif and NSC or a Global Alliance Entity, any confidential information or trade secrets of such Person or its Affiliates, including software, data, process technology, plans, drawings, innovations, designs, ideas, proprietary information and blue prints and other technical information, personnel information, advertising and marketing plans or systems, distribution and sales methods or systems, sales and profit figures, customer and client lists, customer, client and supplier information and any relationships with dealers, distributors, wholesalers, customers, clients, suppliers and any other Persons who have, or have had, business dealings with such Person or its Affiliates, in each case owned, used or licensed either directly or indirectly (as licensor or licensee) by such Person or its Affiliates, except for any such item that at the time of receipt is otherwise known by the party receiving the Confidential Information or is generally available to the public, other than by breach of any duty or obligation of confidentiality of any Person.
Constituent Documents shall mean such entity’s limited liability company agreement, certificate of formation, articles of incorporation, by-laws or equivalent governing documents.
Contract shall mean any written or oral contract, agreement, lease, plan, instrument or other document, commitment, arrangement, undertaking, practice or authorization that is or may be binding on any Person or its property under applicable Law.
Control (including, with its correlative meanings, Controlled by and under common Control with) shall mean, with respect to any Person, any of the following: (a) ownership, directly or indirectly, by such Person of equity securities entitling it to exercise in the aggregate more than fifty percent (50%) of the voting power of the entity in question, or (b) the possession by such Person of the power, directly or indirectly, (i) to elect a majority of the board of directors (or equivalent governing body) of the entity in question, or (ii) to direct or cause the direction of the management and policies of or with respect to the entity in question, whether through ownership of securities, by Contract or otherwise.
Credit Support shall have the meaning ascribed to such term in Section 4.3(b)(i) of the Formation Agreement.
Customer shall have the meaning ascribed to such term in Section 2.4(b)(iv) of the Joint Venture Agreement.
Dabbagh Call Notice shall have the meaning ascribed to such term in Section 3.2(e)(i) of the Joint Venture Agreement.
Dabbagh HoldCo shall have the meaning ascribed to such term in Section 1.2(a)(i) of the Formation Agreement.
Dabbagh HoldCo Constituent Document shall have the meaning ascribed to such term in Section 1.3(a)(i) of the Formation Agreement.
Dabbagh Indemnified Parties shall have the meaning ascribed to such term in Section 5.1(a) of the Formation Agreement.

Dabbagh Parent shall have the meaning ascribed to such term in the Introduction to the Formation Agreement.
Dabbagh Protected Parties shall have the meaning ascribed to such term in Section 5.1(b) of the Formation Agreement.
Debt shall mean without duplication, in each case, (i) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest, (ii) the principal of and premium in respect of obligations evidenced by bonds, debentures, notes or other similar instruments, including accrued interest, (iii) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, (iv) capital lease obligations and associated debt financing, (v) any Liability under any sale and leaseback transaction, any synthetic lease or tax ownership operating lease transaction (whether or not recorded on a balance sheet), (vi) negative balances in bank accounts, (vii) amounts in respect of checks in transit, (viii) net cash payment obligations under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination), (ix) all Debt of another Person referred to in clauses (i) through (viii) above guaranteed directly or indirectly, jointly or severally, in any manner, and (x) any costs, fees or other expenses arising from or in connection with the repayment, liquidation or termination of any Debt referred to in clauses (i) through (ix), including any prepayment, breakage, termination, penalty or similar costs, fees or expenses.
Default shall mean (a) a breach, default or violation, (b) the occurrence of an event that with or without the passage of time or the giving of notice, or both, would constitute a breach, default or violation or cause an Encumbrance to arise, or (c) with respect to any Contract, the occurrence of an event that with or without the passage of time or the giving of notice, or both, would give rise to a right of termination, renegotiation or acceleration or a right to receive damages or a payment of penalties.
Default Event shall occur when a Person:
(a)
materially defaults in performing and observing any of its material obligations under any Transaction Document and, where such default is capable of remedy, fails to remedy such default within thirty (30) calendar days after service of written notice from the other of such default;

(b)	fails to comply with any applicable Law, specifically with respect to fraud, bribery, money laundering, unethical behavior or other criminal behavior involving moral turpitude;
(c)	files a petition in bankruptcy or for reorganization or rehabilitation (or any similar or equivalent event) under applicable Law for the relief of debtors;
(d)	enters into an arrangement with its creditors or a moratorium is declared in respect of any of its indebtedness (or any similar or equivalent event);
(e)
takes any action to appoint, to request the appointment of, or suffers the appointment of, a receiver, administrative receiver, administrator, trustee or similar officer over all or a material part of its assets (or any similar or equivalent event);

(f)	has a winding-up or administration petition presented in relation to it or has documents filed with a court for an administration in relation to it (or any similar or equivalent event); or
(g)
attempts at any time to Transfer a direct or indirect Ownership Interest in a Global Alliance Entity in violation of the Joint Venture Agreement, except as otherwise permitted pursuant to Section 3.2 of the Joint Venture Agreement.

Dispute shall have the meaning ascribed to such term in Section 6.1 of the Formation Agreement.
Distribution Policy shall have the meaning ascribed to such term in Section 1.8 of the Joint Venture Agreement.
Encumbrances shall mean any lien, mortgage, security interest, pledge, restriction on transferability, defect of title or other claim, charge or encumbrance of any nature whatsoever on any property or property interest, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.
EBITDA shall mean earnings before interest, taxes, depreciation and amortization, calculated in accordance with IFRS standards.
Fair Market Value shall mean, with respect to any asset, as of the date of determination, the cash price at which a willing seller would sell, and a willing buyer would buy, each being apprised of all relevant facts and neither acting under compulsion, such asset in an arm’s-length negotiated transaction with an unaffiliated third party without time constraints.
FIBC shall mean flexible intermediate bulk container.
Fiscal Year shall mean the period commencing November 1 in any year and ending on October 31 in the next calendar year, except that the first Fiscal Year with respect to each such Global Alliance Entity shall commence on the Closing Date and end on October 31 of the year in which the Closing Date occurs.
Formation Agreement shall mean the Formation Agreement, dated as of June 14, 2010, by and between Greif Parent, Greif, Dabbagh Parent and NSC.
Formula Value shall mean, with respect to a Global Alliance Entity: (A) from the date hereof until the second anniversary of the Closing Date, the greater of (x) six (6) times EBITDA (for the most recent 12 month period for which management accounts are available) decreased with the amount of outstanding Debt and increased with the amount of available Cash of such Global Alliance Entity, and (y) the aggregate amount of that party’s equity contributions to the capital of such Global Alliance Entity; and (B) as of the second anniversary of the Closing date, six (6) times EBITDA decreased with the amount of outstanding Debt and increased with the amount of available Cash of such Global Alliance Entity.
GAAP shall mean generally accepted accounting principles applicable in the relevant jurisdiction or, if applicable, IFRS.
Global Alliance shall have the meaning ascribed to such term in the Introduction to the Formation Agreement and Joint Venture Agreement.
Global Alliance Entity shall mean ChannelCo, AssetCo and KSA Hub and each other Person formed pursuant to the terms hereof to conduct the Polywoven Industrial Packaging Business in which Greif and NSC have a direct or indirect Ownership Interest. Greif and NSC and their respective Subsidiaries (other than ChannelCo, AssetCo and KSA Hub) and the Global Alliance Subsidiaries shall not be deemed to be Global Alliance Entities.
Global Alliance Subsidiary shall have the meaning ascribed to such term in Section 1.2(a)(vi) of the Formation Agreement.
Global Alliance Subsidiary Chairman shall have the meaning ascribed to such term in Section 1.1(d) of the Joint Venture Agreement.

Governmental Approval shall mean any permit, consent, approval, authorization, waiver, grant, concession, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Governmental Authority.
Governmental Authority shall mean any federation, nation, state, sovereign or government, any federal, supranational, regional, state or local political subdivision, any governmental or administrative body, instrumentality, department or agency or any court, administrative hearing body, commission or other similar Dispute resolving panel or body, and any other entity exercising executive, legislative, judicial, regulatory or administrative functions of a government; provided that the term “Governmental Authority” shall not include any of NSC and its Affiliates or any arbitration panel formed pursuant to Section 6 of the Formation Agreement.
Governmental Order shall mean any order, writ, judgment, injunction, decree, stipulation, determination or award entered with or by any Governmental Authority.
Government Official shall have the meaning ascribed to such term in Section 4.7(c) of the Formation Agreement.
Greif shall have the meaning ascribed to such term in the Introduction to the Formation Agreement.
Greif Business System shall mean the system described in the document certified by Greif to NSC.
Greif Brand, Channel and Expertise shall mean access to Greif’s name and the architecture of the Greif Business System through the IP License Agreement, access to management employees of Greif through the Shared Services Agreement, access to employees of Greif who have expertise in mergers and acquisitions, and access to Greif’s global channels and distribution network.
Greif Call Notice shall have the meaning ascribed to such term in Section 3.2(e)(ii) of the Joint Venture Agreement.
Greif’s Global Transfer Pricing Policy means the policy described in the document certified by Greif to NSC.
Greif HoldCo shall have the meaning ascribed to such term in Section 1.2(a)(ii) of the Formation Agreement.
Greif HoldCo Constituent Documents shall have the meaning ascribed to such term in Section 1.3(a)(ii).
Greif Indemnified Parties shall have the meaning ascribed to such term in Section 5.1(b) of the Formation Agreement.
Greif Parent shall have the meaning ascribed to such term in the Introduction to the Formation Agreement.
Greif Protected Parties shall have the meaning ascribed to such term in Section 5.1(a) of the Formation Agreement.
Greif Spain HoldCo shall have the meaning ascribed to such term in Section 1.2(a)(iii) of the Formation Agreement.
Greif Spain HoldCo Constituent Document shall have the meaning ascribed to such term in Section 1.3(a)(iii) of the Formation Agreement.
ICC Rules shall have the meaning ascribed to such term in Section 6.2(a) of the Formation Agreement.
IFRS means the standards, interpretations and framework for the preparation and presentation of financial statements adopted by the International Accounting Standards Board.

Indemnifying Parties shall have the meaning ascribed to such term in Section 5.3 of the Formation Agreement.
Initial Strategic Plan shall have the meaning ascribed to such term in Section 2.1(b) of the Joint Venture Agreement.
Injunction shall mean any preliminary, temporary, interim or final injunction, temporary restraining order or other court ordered legal prohibition or equitable remedy requiring or prohibiting action.
Intellectual Property shall mean any copyrights and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof, patents, trademarks, data, technology rights and licenses, Confidential Information, franchises, inventions, discoveries, know-how, formulae, specifications and ideas, rights in research and development, and commercially practiced processes and inventions, whether patentable or not in any jurisdiction and any other intellectual property used by either Greif or NSC in the Greif Polywoven Business or with regard to KSA Expertise and Support, as the case may be.
IP License Agreement shall mean that certain IP License Agreement, dated as of the Closing Date, among Greif Parent and ChannelCo and/or AssetCo.
IPO shall mean the listing of new shares in Greif HoldCo or Dabbagh HoldCo and/or any existing shares in either such entity that comprise a minority interest in such entity, as the case may be, on any major internationally recognized stock exchange selected for that purpose by Greif HoldCo or Dabbagh HoldCo, which listing results in an active public trading market for the class of shares so listed on such stock exchange.
Joint Venture Agreement shall mean the Joint Venture Agreement, dated as of the Closing Date, by and between Greif Parent, Greif, Dabbagh Parent and NSC and substantially in the form attached as Exhibit 2 to the Formation Agreement.
Joint Venture Compliance Policy shall have the meaning ascribed to such term in Section 2.2(h) of the Formation Agreement.
Judgment shall mean any judgment, order, judicial decree or arbitral award.
KSA Expertise and Support shall mean access to NSC’s understanding of the Saudi Arabian market and regional business environment, local knowledge and local presence, including (i) assistance in obtaining permits and approvals for the construction of KSA Hub; (ii) expertise in obtaining the most favorable terms for resin, land, energy, labor and building; (iii) services of NSC portfolio companies as needed; and (iv) support in recruiting and training employees of the Global Alliance Entities.
KSA Hub shall have the meaning ascribed to such term in Section 1.2(b) of the Formation Agreement.
KSA Hub Chairman shall have the meaning ascribed to such term in Section 1.1(c) of the Joint Venture Agreement.
KSA Hub Constituent Documents shall have the meaning ascribed to such term in Section 1.3(a)(vi) of the Formation Agreement.
KSA Hub Formation shall have the meaning ascribed to such term in Section 1.2(b) of the Formation Agreement.
Law shall mean all relevant provisions of all applicable (a) constitutions, treaties, statutes, laws (including common law), directives, rules, regulations, ordinances or codes of any applicable Governmental Authority, and (b) orders, decisions, injunctions, judgments, awards, decrees and Governmental Approvals of any applicable Governmental Authority.

Liability shall mean any direct or indirect liability, indebtedness, obligation, expense, claim, loss, damage, deficiency, guaranty or endorsement of or by any Person, absolute or contingent, accrued or unaccrued, due or to become due, liquidated or unliquidated.
Liquidator shall have the meaning ascribed to such term in Section 4.4(a) of the Joint Venture Agreement.
Losses shall mean any and all claims, losses, liabilities, damages (including fines, penalties, and criminal or civil judgments and settlements), costs (including court costs and environmental and other investigation and removal costs) and expenses (including reasonable attorneys’, environmental consultants’ and accountants’ fees).
Material Adverse Effect shall mean (a) with respect to Greif or a business unit of Greif, the effect of any event, occurrence, fact, condition or change that (i) is materially adverse to or reduces Greif’s ability to provide Greif Brand, Channel and Expertise or (ii) makes it impossible to reach the key performance milestones set forth in the Strategic Plan, (b) with respect to NSC or a business unit of NSC, the effect of any event, occurrence, fact, condition or change that is materially adverse to or reduces NSC’s ability to provide KSA Expertise and Support or (ii) makes it impossible to reach the key performance milestones set forth in the Strategic Plan, or (c) with respect to the Global Alliance, the effect of any event, occurrence, fact, condition or change that makes it impossible to reach the key performance milestones set forth in the Strategic Plan.
Non-Presenting Entity shall have the meaning ascribed to such term in Section 2.5(a) of the Joint Venture Agreement.
Non-Selling Party shall have the meaning ascribed to such term in Section 3.2(b) of the Joint Venture Agreement.
NSC shall have the meaning ascribed to such term in the Introduction to the Formation Agreement.
OECD Guidelines shall mean the Organization for Economic Cooperation and Development Guidelines for Transfer Pricing Among Multinational Enterprises.
OFAC shall have the meaning ascribed to such term in Section 3.2(d)(ii) of the Formation Agreement.
Operating Plan shall mean the annual detailed plan by the management of a Global Alliance Entity that is presented to the Board of Directors of such Global Alliance Entity for approval and that shall focus on tactical objectives to achieve the goals included in the Strategic Plan, including sales, profitability, working capital management, cash flow, capital investments, capital budget, other financial key performance indicators and strategy deployment plans.
Ownership Interest with respect to any Person’s investment in another Person, shall mean such Person’s ownership interest therein (whether voting or nonvoting) and whether expressed as a percentage or balance of the total outstanding ownership interest in the equity and profits and losses of such other Person (voting and nonvoting) of the total equity or otherwise.
Parent Approval shall have the meaning ascribed to such term in Section 1.3(c) of the Joint Venture Agreement.
Person shall mean any natural person, business trust, corporation, partnership, limited liability company, joint stock company, proprietorship, association, trust, joint venture, unincorporated association or any other legal entity of whatever nature organized under any applicable Law, an unincorporated organization or any Governmental Authority.
Polywoven Industrial Packaging Business shall mean the business of manufacturing and selling polywoven fabric and manufacturing and selling polywoven FIBCs, polywoven shipping sacks, polywoven dunnage bags and other applications added as a result of a change in the scope of operation of the Global Alliance in accordance with the Joint Venture Agreement.

Presenting Entity shall have the meaning ascribed to such term in Section 2.5(a) of the Joint Venture Agreement.
Proceeding shall mean any action, arbitration, litigation, suit, proceeding or investigation, review or inquiry of any nature, civil, criminal, regulatory or otherwise, by or before any Governmental Authority or private tribunal.
Prohibited Payment shall have the meaning ascribed to such term in Section 4.7(c) of the Formation Agreement.
Protected Parties shall have the meaning ascribed to such term in Section 5.1(b) of the Formation Agreement.
Relevant Person shall have the meaning ascribed to such term in Section 4.7(d) of the Formation Agreement.
Rigid Industrial Packaging Business shall have the meaning ascribed to such term in Section 2.4(b)(iii) of the Joint Venture Agreement
ROFO Expiration Date shall have the meaning ascribed to such term in Section 3.2(b) of the Joint Venture Agreement.
Sale Period shall have the meaning ascribed to such term in Section 4.3(b) of the Joint Venture Agreement.
Saudi Arabia shall mean the Kingdom of Saudi Arabia and its territories and possessions.
SDN List shall have the meaning ascribed to such term in Section 3.2(d)(ii) of the Formation Agreement.
Selling Party shall have the meaning ascribed to such term in Section 3.2(b) of the Joint Venture Agreement.
Shared Services Agreement shall mean the agreement in a form to be agreed prior to Closing between Greif, NSC and certain of their respective Affiliates with regard to certain services to be provided to the Global Alliance Entities.
Strategic Plan shall mean the Initial Strategic Plan in the form agreed upon in writing by the parties and any subsequent Strategic Plans agreed by and between each of Greif and NSC with respect to the Global Alliance.
Subsidiary shall mean, with respect to Greif and NSC, any other Person in which either Greif or NSC, one or more of their respective direct or indirect Subsidiaries of either Greif or NSC, or either Greif or NSC and one or more of their respective direct or indirect Subsidiaries (a) have the ability, through ownership of securities individually or as a group, ordinarily, in the absence of contingencies, to elect a majority of the directors (or individuals performing similar functions) of such other Person, and (b) own more than fifty percent (50%) of the equity interests. The Global Alliance Entities and their Subsidiaries will not be deemed Subsidiaries of Greif or NSC or their Affiliates for purposes of this Agreement.
Subsidiary CEO shall have the meaning ascribed to such term in Section 4.1(b) of the Formation Agreement.
Subsidiary CFO shall have the meaning ascribed to such term in Section 4.1(b) of the Formation Agreement.
Supply Agreement shall mean the Supply Agreement in the form agreed upon in writing by the parties.
Termination Conditions shall have the meaning ascribed to such term in Section 4.2 of the Joint Venture Agreement.

Termination Condition Date shall have the meaning ascribed to such term in Section 4.3(a) of the Joint Venture Agreement.
Territory shall have the meaning ascribed to such term in Section 2.4(a)(i) of the Joint Venture Agreement.
Third Party Approval shall mean the Approval of any Person other than a Governmental Authority, Greif and NSC or their respective Affiliates or a Global Alliance Entity.
Third Party Sale shall have the meaning ascribed to such term in Section 3.2(a)(vi) of the Joint Venture Agreement.
Transaction Costs shall mean, with respect to any transaction, all costs and expenses incurred by a party in connection with that transaction, including the fees and expenses of any attorneys, accountants, consultants, investment bankers, brokers, finders or other intermediaries.
Transaction Documents shall have the meaning ascribed to such term in Section 1.3 of the Formation Agreement.
Transactions shall mean the transactions contemplated by the Transaction Documents.
Transfer shall have the meaning ascribed to such term in Section 3.1(a) of the Joint Venture Agreement.
Tribunal shall have the meaning ascribed to such term in Section 6.2(b) of the Formation Agreement.
United States shall mean the United States of America and its territories and possessions.
Unrealized Appreciation shall mean the amount by which the agreed value of the assets to be distributed exceeds their book value.
Wholly-Owned shall mean, when used to designate the ownership interest of any Person in an entity, that such Person owns directly or indirectly all of the outstanding economic interests and voting power of such entity, other than any de minimis ownership in such entity as required by applicable Law.